EXHIBIT 4.6

PURCHASE AGREEMENT
between
CERRITO GATHERING COMPANY, LTD.
CERRITO GAS MARKETING, LTD.
ENCINAL GATHERING, LTD.
as Sellers
LEWIS ENERGY GROUP, L.P.
as Guarantor
and
ENTERPRISE PRODUCTS PARTNERS L.P.
as Buyer
July 12, 2006

-i-

-ii-

-iii-

Exhibits and Disclosure Schedule
Exhibits

Exhibit A	Form of Deep Rich Gathering Agreement
Exhibit B	Form of Deep Rich Processing Agreement
Exhibit C	Form of Enterprise Texas Pipeline PSA/Lease Termination Letter
Exhibit D	Form of Lean Gas Gathering Agreement
Exhibit E	Form of LPP Zero Rate Gathering Service Agreement
Exhibit F	Form of Mexico Gathering Agreement
Exhibit G	Form of Mexico Processing Agreement
Exhibit H	Form of Non-Circumvention Agreement
Exhibit I	Form of Parent Guaranty
Exhibit J	Form of Shallow Rich Gathering Agreement
Exhibit K	Form of Shallow Rich Processing Agreement
Exhibit L	Form of Bill of Sale
Exhibit M	Form of Special Warranty Deed
Exhibit N	Form of Gathering Lines Assignment
Exhibit O	Form of Canales 12” Gathering Lines Assignment
Exhibit P	Form of Gathering System Permits Assignment
Exhibit Q	Form of Gathering System Contracts Assignment
Exhibit R	Form of Easements Assignment
Disclosure Schedule

§1(a)	Facilities Holding Condensate Inventory
§1(b)	Indebtedness
§1(c)	Interim Excluded Assets
§1(d)	Knowledge of Buyer
§1(e)	Knowledge of Each Seller
§1(f)	Material Consents
§2(a)(i)	Plant Facilities
§2(a)(ii)	Gathering System Contracts
§2(a)(iii)	Gathering System Permits
§2(a)(iv)	Personal Property
§2(a)(v)	Gathering Lines
§2(a)(vi)	Equipment
§2(a)(x)	Owned Real Property
§2(a)(xi)	Easements
§2(b)(vi)	Excluded Assets
§2(d)	Estimated Purchase Price Allocation Between Cash and Enterprise Units
§2(e)	Preliminary Settlement Statement
§4(c)	Governmental Authority
§4(e)(i)	Asset Title Exceptions
§4(e)(ii)	Assignable Assets Subject to Consent
§4(f)	Subsequent Events

-iv-

§4(f)(viii)	Terminated Principal Customers or Suppliers
§4(g)	Legal Compliance
§4(h)	Owned Real Property
§4(h)(i)	Title to Real Property
§4(i)	Material GS Contracts
§4(j)	Litigation
§4(l)	Gathering System Permits
§4(m)	Environmental Matters
§4(n)	Insurance Policies
§4(u)	Relationships with Related Persons
§5(a)	Affected Employees
§5(b)(i)	Identified Employees
§5(c)(iv)	Employee Plans
§6(j)	Certain Actions by Sellers
§6(k)	VOC Emissions Sites
§6(m)	Radio Tower Facilities
§6(n)	Joint Use of Easements and Surface Sites

-v-

PURCHASE AGREEMENT
     This Purchase Agreement (this “Agreement”) is executed this 12th day of July, 2006 (the “Closing Date”), to be effective as of 12:01 a.m. July 1, 2006 (the “Effective Time”), by and between Cerrito Gathering Company, Ltd., a Texas limited partnership (“Cerrito”), Cerrito Gas Marketing, Ltd., a Texas limited partnership and a wholly-owned subsidiary of Cerrito (“CGM”), and Encinal Gathering, Ltd., a Texas limited partnership and a wholly-owned subsidiary of Cerrito (“EGL” and, together with Cerrito and CGM, “Sellers”), and Enterprise Products Partners L.P., a Delaware limited partnership (“Buyer”). Buyer, any Buyer Designee (as defined below), and each Seller are sometimes individually referred to as a “Party” and collectively as the “Parties.” Lewis Energy Group, L.P., a Delaware limited partnership (“LEG”), is executing this Agreement as guarantor of the obligations of Sellers hereunder, and for the limited purposes of making certain representations and disclaimers hereunder.
RECITALS
     WHEREAS, Sellers own an approximate 311 mile natural gas gathering system and related facilities and assets located in Webb, LaSalle and Dimmit Counties, Texas, generally known as the Cerrito Rich Gas Gathering System, which includes those assets described in §§2(a)(i), (iv), (v), (vi), (vii), (x) and (xi) of the Disclosure Schedule (but excluding the Excluded Assets, the “Gathering System”); and
     WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, on a going concern basis, substantially all the assets and properties which are owned by Sellers and relate to the Gathering System; and
     WHEREAS, Sellers and Buyer desire to enter into certain other related transactions as provided in this Agreement.
     Now, therefore, for and in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:
§1. Definitions
     “Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.
     “Adverse Consequences” means all Proceedings, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, remedial obligations, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
     “Affected Employees” means all employees and independent contractors whose duties involve or directly relate to the operation of the Assets.
     “Affiliate” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

     “Applicable Rate” as to any given period means the rate for deposits of dollars for a period of 30 days at or about 11:00 a.m. (London time) on the second London banking day before the first day of the period for which such rate is required as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the British Bankers’ Association Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions, dated August, 1985)); provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates quoted by Citibank N.A. as its offered rate for deposits of dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a 30-day period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second banking day before the first day of such period.
     “Assets” has the meaning set forth in §2(a).
     “Assumed Environmental Liabilities” means, subject to the last sentence of this paragraph, Liabilities for soil contamination, water contamination, and all other types of Releases or environmental damage or contamination in, on, around, or under the Assets or arising from the Assets including environmental contamination that exists as of the Closing Date or that is caused by or arises from Releases prior to, on, or after the Closing Date, regardless of whether such environmental contamination: (1) was known or unknown at the time of Closing Date; (2) was caused by the Seller Indemnified Parties or Third Persons’ pre-Closing negligence, actions, omissions, strict liability or fault; (3) gives rise to strict liability under any Environmental Laws or any applicable Laws; or (4) arises from the operation, design, physical condition, or maintenance-status of the Assets before on, or after the Closing Date. Notwithstanding the preceding, “Assumed Environmental Liabilities” do not include (a) any Liabilities that arise out of or relate to a Breach by any Seller or LEG of this Agreement or of any Transaction Document, (b) administrative, civil and/or criminal fines or penalties assessed by any Governmental Authority to the extent attributable to or assessed with respect to the period prior to Closing, Seller’s operation of the Assets, or the delay in obtaining Permits or approvals of Governmental Authorities required as of the Closing Date, (c) any Liabilities arising out of Proceedings involving property damage or personal injury that occurred prior to Closing; and/or (d) any Liabilities arising out of or relating to the Las Tiendas Remediation.
     “Assumed Liabilities” has the meaning set forth in §2(c)(i).
     “Base Purchase Price” means Three Hundred Twenty-Five Million Dollars ($325,000,000).
     “Basket” has the meaning set forth in §7(e).
     “Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     “Big Reef Treating Facility” means Cerrito’s gas treating facility located approximately 21 miles west/southwest of Encinal, Texas.
     “Bill of Sale” has the meaning set forth in §2(k)(i)(A).
     “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contracts, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Btu” or “British Thermal Unit” means the amount of heat required to raise the temperature of one pound of water from 58º Fahrenheit to 59º Fahrenheit under standardized conditions. It will be assumed that the gas is saturated with water vapor at 60º degrees Fahrenheit under a pressure of fourteen and seventy-three hundredths (14.73) psia, under standard gravitational force (980.665 centimeters per second squared).
     “Business Day” means any day that is not a Saturday, a Sunday, or other day on which national banks are closed in the City of Houston, Texas or in the City of New York, New York.
     “Buyer” has the meaning set forth in the preface.
     “Buyer Adverse Consequences” means the Adverse Consequences of the Buyer Indemnified Parties as to which the Buyer Indemnified Parties are entitled to indemnification under §7(a).
     “Buyer Designee” means any Affiliate of Buyer identified to Sellers.
     “Buyer Indemnified Parties” means Buyer and its Related Persons, each of their Representatives and each of the heirs, executors, successors and assigns of any of the preceding.
     “Canales 12” Gathering Line Assignment” has the meaning set forth in §2(k)(i)(D).
     “Cerrito” has the meaning set forth in the preface.
     “CGM” has the meaning set forth in the preface.
     “Claim for Indemnification” means a written notice by an Indemnified Party to the Indemnifying Party asserting a claim under §7 delivered in accordance with §8(g); provided, however, that such notice shall be sufficient if it provides a general description of the Adverse Consequences that the Indemnified Party may suffer, with an estimate of the extent of the dollar amount of Adverse Consequences.
     “Claims Period” means the period during which an Indemnified Party may assert a Claim for Indemnification.
     “Closing” has the meaning set forth in §2(j).
     “Closing Date” has the meaning set forth in the preface.

     “COBRA” means Consolidated Omnibus Budget Reconciliation Act, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” has the meaning set forth in §6(f)(i).
     “Competing Business” has the meaning set forth in §4(u).
     “Condensate Inventory” means product of the volumes of condensate that Sellers own as of the Effective Time held in the facilities described in §1(a) of the Disclosure Schedule and verified by Representatives of Seller and Buyer together, multiplied by the posted price for Flint Hills Resources South Texas Light Sweet type crude oil, deemed 40 degrees API less Taxes, if any, plus $1.70 per barrel.
     “Confidentiality Agreement” means the terms of that certain confidentiality agreement between LEG and Enterprise Products Operating L.P. dated March 21, 2006.
     “Consent” means any unqualified approval, authorization, consent, ratification or waiver.
     “Contemplated Transactions” means all of the transactions contemplated in this Agreement.
     “Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).
     “Credit Facility” means the Fifth Amended and Restated Credit Agreement dated November 30, 2005 by and between Cerrito Gas Marketing, Ltd., Cerrito Gas Processing, LLC, Cerrito Gathering Company, Ltd., and Encinal Gathering, Ltd., as borrowers, the financial institutions party thereto as lenders, and Guaranty Bank as administrative agent and as issuing lender.
     “Deep Rich Gathering Agreement” means the gas gathering agreement, in the form of Exhibit A, for the gathering of gas produced from all depths deeper than one hundred (100) feet below the base of the Olmos Formation; provided that production from the Edwards Formation (as well as any other formations which produce gas containing either: (1) H2S in concentrations greater than one-quarter (1/4) grain; or (2) CO2 in concentrations greater than three percent (3%)) is excluded from this specific dedication.
     “Deep Rich Processing Agreement” means the gas processing agreement, in the form of Exhibit B, for the processing of gas produced from all depths deeper than one hundred (100) feet below the base of the Olmos Formation; provided that production from the Edwards Formation (as well as any other formations which produce gas containing either: (1) H2S in concentrations greater than one-quarter (1/4) grain; or (2) CO2 in concentrations greater than three percent (3%)) is excluded from this specific dedication.
     “Direct Costs” means the costs or expenses actually incurred by Sellers and their Affiliates to employees and Third Persons directly attributable to Transition Services, but excluding any overhead of Sellers and any overhead and/or profit components that might be charged to Sellers by their Affiliates.
     “Disclosure Schedule” has the meaning set forth in §4.
     “Dispute” has the meaning set forth in §8(i).
     “Easements” has the meaning set forth in §2(a)(xi).
     “Easements Assignment” has the meaning set forth in §2(k)(i)(G).
     “Edwards Formation” means the stratigraphic interval between the measured depths of 9,575 feet and 9,925 feet as seen in the LPP Booth WV Jr. “H” 5 U RRC #42-479-38866 located in Webb, Texas.
     “Effective Time” has the meaning set forth in the preface.
     “EGL” has the meaning set forth in the preface.
     “EH” means Enterprise Hydrocarbons L.P., a Delaware limited partnership.
     “Employee Plans” means, as provided by each Seller to its employees, all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock appreciation-right, stock bonus, stock purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, Contract, policy, practice, commitment or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other Contract related thereto that: (1) is maintained or contributed to by such Seller or any other corporation or trade or business controlled by, controlling or under common control with such Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six years by such Seller or any ERISA Affiliate, or with respect to which such Seller or any ERISA Affiliate has or may have any Liability; and (2) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) Liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof. Employee Plans include: (a) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (b) a plan intended to meet the requirements of Section 401(a) of the Code; (c) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (d) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.
     “Enterprise Products GP, LLC” is a Delaware limited liability company and the general partner of Buyer.

     “Enterprise Texas Pipeline Lease” means the Lease Agreement between ETPL and EGL dated December 1, 2002.
     “Enterprise Texas Pipeline PSA” means the Purchase and Sale Agreement between ETPL and EGL dated December 1, 2005.
     “Enterprise Texas Pipeline PSA/Lease Termination Letter” means the letter agreement, to be dated the Closing Date, between ETPL and EGL terminating the Enterprise Texas Pipeline PSA and the Enterprise Texas Pipeline Lease in the form of Exhibit C.
     “Enterprise Texas Pipeline PSA/Lease Termination Payment” means Two Hundred Seventy-Five Thousand Dollars ($275,000), which is the amount that EGL owes ETPL in consideration for termination of the Enterprise Texas Pipeline PSA and the Enterprise Texas Pipeline Lease as provided in the Enterprise Texas Pipeline PSA/Lease Termination Letter.
     “Enterprise Units” means Common Units of Buyer as such term is defined in the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Product Partners L.P., dated August 8, 2005.
     “Environmental Law” means any and all Laws pertaining to the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which any Seller owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments, all as amended through the Closing Date.
     “Equipment” has the meaning set forth in §2(a)(vi).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ESTG” means Enterprise South Texas Gathering L.P., a Delaware limited partnership.
     “Estimated Purchase Price” has the meaning set forth in §2(d).
     “ETPL” means Enterprise Texas Pipeline L.P., a Delaware limited partnership.
     “Excluded Assets” has the meaning set forth in §2(b).
     “Excluded Liabilities” means the Liabilities set forth in §2(c)(ii).
     “Final Purchase Price” has the meaning set forth in §2(f).

     “Final Settlement Date” has the meaning set forth in §2(f).
     “GAAP” means generally accepted accounting principles in the United States.
     “Gathering Lines” has the meaning set forth in §2(a)(v).
     “Gathering Lines Assignment” has the meaning set forth in §2(k)(i)(C).
     “Gathering System” has the meaning set forth in the recitals.
     “Gathering System Contracts” has the meaning set forth in §2(a)(ii).
     “Gathering System Contracts Assignment” has the meaning set forth in §2(k)(i)(F).
     “Gathering System Permits” has the meaning set forth in §2(a)(iii).
     “Gathering System Permits Assignment” has the meaning set forth in §2(k)(i)(E).
     “General Exceptions to Enforceability” means limitations on or exceptions to the enforceability of a Contract or instrument by: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws affecting creditors’ rights; or (2) general principles of equity relating to the availability of equitable remedies (regardless of whether such Contract or instrument is sought to be enforced in a Proceeding at Law or in equity).
     “Governing Documents” means, with respect to any particular entity: (1) if a corporation, the articles or certificate of incorporation and the bylaws; (2) if a general partnership, the partnership agreement and any statement of partnership; (3) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (4) if a limited liability company, the articles of organization and operating agreement; (5) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (6) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (7) any amendment or supplement to any of the foregoing.
     “Governmental Authority” means: (1) the United States of America or any state or local political subdivision thereof within the United States of America; (2) any court or any governmental or administrative department, commission, board, bureau, or agency of the United States of America or of any state or local political subdivision thereof within the United States of America; and (3) any national, state, regional, or local government, regulatory or administrative authority, any subdivision, agency, commission in or authority thereof, including any quasi-governmental organization, any court, tribunal or arbitral body acting within its legal authority.
     “Hazardous Materials” means: (1) any chemicals, materials or substances listed as or defined or included in the definition of “hazardous substance,” “hazardous material,” “toxic substance,” “solid waste,” “pollutant,” “contaminant,” or words of similar import, under any applicable Environmental Law; and (2) radioactive materials, asbestos, mercury, lead based paints, polychlorinated biphenyls, and any waste or spilled petroleum (including, crude oil or any faction thereof), petroleum products, natural gas liquids, or natural gas condensate.
     “Houston Ship Channel Index” means the index price listed in the first regular edition of Platts Inside FERC Gas Market Report published during the Month of delivery and identified in the table entitled “MARKET CENTER SPOT-GAS PRICES” under the heading “East Texas” as the “Houston Ship Channel” price under the column entitled “Index.”
     “HPLC” means Houston Pipe Line Company LP.
     “HPLC Gas Purchase Agreement” means that certain Gas Purchase Agreement between HPLC and CGM dated effective August 1, 2005, as amended by the First Amendment to Gas Purchase Agreement dated October 1, 2005.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Identified Employees” has the meaning set forth in §5(b)(i).
     “Imbalance Payable” shall mean the value of any volumetric imbalance owed by Sellers to any Affiliate of Buyer as of the Effective Time based upon 99% of the Houston Ship Channel Index as of the Effective Time less $.025/MMBtu.
     “Imbalance Receivable” shall mean the value of any volumetric imbalance owed by any Affiliate of Buyer to Sellers as of the Effective Time based upon 99% of the Houston Ship Channel Index as of the Effective Time less $.025/MMBtu.
     “Imbalances” means all natural gas imbalances between any Seller and a Third Person relating to or arising out of the operation of the Assets that exist at the Effective Time.
     “Indebtedness” means any financing encumbering any Asset that is a Liability of any Seller or any Affiliate of Seller, which has been paid off or otherwise released as of Closing, including the Credit Facility and those listed on §1(b) of the Disclosure Schedule.
     “Indefinite Surviving Representations” means the following representations and warranties: §4(a) (Organization, Qualification, and Power), §4(b) (Authorization of Transaction), §4(c) (Non-contravention), §4(d) (Brokers’ Fees), §4(e)(i) (Assets), §4(h)(i) (Title to Real Property), §4(r) (No Other Agreements to Sell Assets), §4(t) (Sellers’ Private Placement Representations), §4(u) (Relationships with Related Persons), and §4(y) (Indebtedness).
     “Indemnification Cap” has the meaning set forth in §7(e).
     “Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.
     “Indemnifying Party” means the Party providing indemnification to the Indemnified Party.
     “Independent Accounting Firm” has the meaning set forth in §2(f).

     “Interim Excluded Assets” means the assets and properties described in §1(c) of the Disclosure Schedule.
     “Knowledge of Buyer” means actual knowledge after reasonable inquiry, of each individual listed in §1(d) of the Disclosure Schedule.
     “Knowledge of Seller or Sellers” means actual knowledge after reasonable inquiry, of each individual listed in §1(e) of the Disclosure Schedule.
     “Lawful Assign” has the meaning set forth in §6(g).
     “Las Tiendas Remediation” means the remediation activities of Sellers at the Las Tiendas site, a 200’ x 400’ fenced site located approximately 21 miles southwest of Encinal in Webb County, Texas, located at approximate latitude N27° 53’51” and longitude W99° 39’15”, pursuant to a site remediation plan and agreement between Cerrito, HPLC and the Railroad Commission of Texas.
     “Laws” means all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority or arbitral body.
     “Lean Gas Gathering Agreement” means the Contract for the gathering and transportation of lean gas from the Big Reef Treating Facility, in the form of Exhibit D.
     “LEG” has the meaning set forth in the preface.
     “Lehman” means Lehman Brothers, Inc.
     “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including those arising under any Law and those arising under any Contract or undertaking, and whether or not the same is required to be accrued on the financial statements of any Person.
     “Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Lock-Up Period” has the meaning set forth in §6(g).
     “LPP” means Lewis Petro Properties, Inc.
     “LPP Zero Rate Gathering Service Letter Agreement” means the letter agreement, in the form of Exhibit E, under which LPP will provide, subject to certain conditions, zero rate gathering service to EH for Third Persons’ gas.

     “Material Adverse Effect” or “Material Adverse Change” means any effect, event, combination of events, circumstance, occurrence, or change that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the Gathering System or the Assets, taken as a whole, or to the ability of any Party to consummate timely the Contemplated Transactions; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to: (1) general business or economic conditions; (2) national or international political or social conditions, including the engagement-or continuation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security, commodity or market index); provided that none of the changes, events, developments or effects described in clauses (1) through (3) specifically relate to or have the effect of specifically relating to or having a materially disproportionate effect on the Gathering System or the Assets relative to most other industry participants in the midstream natural gas industry. For purposes hereof, any reference to “Material Adverse Effect” in any representation or warranty contained in §4 of this Agreement shall be deemed to include any event, combination of events, circumstance or occurrence or change that, individually or in the aggregate, has or could reasonably be expected to result in Adverse Consequences in excess of Five Hundred Thousand Dollars ($500,000).
     “Material Consents” means all Consents from Persons other than Governmental Authorities that are listed in §1(f) of the Disclosure Schedule.
     “Material GS Contracts” has the meaning set forth in §4(i).
     “Mexico Gathering Agreement” means the Mexican gas gathering agreement between EGL and EH, in the form of Exhibit F.
     “Mexico Processing Agreement” means the Mexican gas processing agreement between EGL and EH, in the form of Exhibit G.
     “Non-Circumvention Agreement” means the Non-Circumvention Agreement in the form of Exhibit H, pursuant to which Buyer and/or its Affiliates agree not to circumvent LEG’s acquisition of gas from Petroleos Mexicanos.
     “Non-Material Consents” has the meaning set forth in §2(l)(ii).
     “Notice” has the meaning set forth in §8(g).
     “Olmos Formation” means the stratigraphic interval between the measured depths of 6,490 feet and 6,881 feet as seen in the LLP Beasley State 97 #26 (API #42-479-39424) located in Webb County, Texas.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Owned Real Property” has the meaning set forth in §2(a)(x).
     “Parent Guarantee” means the guaranty in the form of Exhibit I, under which LEG guarantees Sellers’ obligations with respect to the Contemplated Transactions.
     “Parts Inventory” has the meaning set forth in §2(a)(vii).
     “Party” or “Parties” has the meaning set forth in the preface.
     “Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, Consents, concessions, warrants, franchises, and similar rights and privileges granted by a Governmental Authority.
     “Permits Assignment” has the meaning set forth in §2(k)(i)(E).
     “Permitted Encumbrances” means: (1) real estate Taxes, assessments and other levies, fees, or charges imposed by a Governmental Authority that are (a) not due and payable as of the Closing Date, or (b) being contested in good faith by appropriate Proceedings; (2) any Lien consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate any Asset or to limit the use of such Asset in any manner which does not materially impair the use of such Asset for the purposes for which it is held by Sellers, or (ii) obligations or duties to any Governmental Authority with respect to any Permit relating to any period after Closing and the rights reserved or vested in any Governmental Authority to terminate any such Permit or to condemn or expropriate any property; (3) mechanics Liens and similar Liens for labor, materials, or supplies provided with respect to Assets incurred prior to the Effective Time and in the Ordinary Course of Business for amounts that are (A) not delinquent and would not, or would not reasonably be expected to, in the aggregate, be material to the Assets or the Gathering System, or (B) being contested in good faith by appropriate Proceedings; (4) zoning, building codes, and other land use Laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property; and (5) easements, servitudes, rights-of-way, covenants, conditions, restrictions, and other similar matters affecting title to the Assets and other title defects that, singularly or in the aggregate, do not or would not interfere with the present or proposed ownership, use or operation of the Assets to which those matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (including any department, agency, or political subdivision thereof).
     “Personal Property” has the meaning set forth in §2(a)(iv).
     “Plant Facilities” has the meaning set forth in §2(a)(i).
     “Post-Closing Settlement Statement” has the meaning set forth in §2(f).
     “Preliminary Settlement Statement” has the meaning set forth in §2(e).

     “Proceeding” means any action, suit, claim, investigation, review, or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution Proceeding.
     “Prudent Industry Practices” means at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment, will result in the proper operation and maintenance of the Assets and shall include the practices, methods and acts engaged in or approved by a significant portion of the industry at such time with respect to assets of the same or similar types as the Assets. Prudent Industry Practices is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonably cost consistent with reliability, safety, timeliness, and all applicable Laws and Environmental Law. Prudent Industry Practices is intended to mean at least the same standard as the Parties would, in the prudent management of their own properties, use from time to time.
     “Qualified Beneficiaries” has the meaning set forth in §5(d).
     “Records” has the meaning set forth in §2(a)(ix).
     “Registrable Securities” has the meaning set forth in §6(f)(i).
     “Related Person” means, with respect to a particular individual:
     (a) each other member of such individual’s family;
     (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s family;
     (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a material interest; and
     (d) any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
     (e) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
     (f) any Person that holds a material interest in such specified Person;
     (g) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
     (h) any Person in which such specified Person holds a material interest; and

     (i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
     For purposes of this definition: (1) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (2) the “family” of an individual includes (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse within the second degree and (d) any other natural person who resides with such individual; and (3) “material interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or upon the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material and which are not empty as defined by 40 C.F.R. §261.7(b)).
     “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, lender, insurer or other representative of that Person.
     “Restricted Material GS Contracts” has the meaning set forth in §2(l)(i).
     “Restricted Non-Material GS Contracts” has the meaning set forth in §2(l)(ii).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” or “Sellers” has the meaning set forth in preface.
     “Seller Adverse Consequences” means the Adverse Consequences of the Seller Indemnified Parties as to which the Seller Indemnified Parties are entitled to indemnification under §7(b).
     “Seller Indemnified Parties” means Sellers and their respective Representatives and Related Persons and each of the heirs, executors, successors and assigns of any of the preceding.
     “Seller Representative” has the meaning set forth in §8(k)
     “Service Standard” means, with respect to the standard of performance for the Transition Services performed or caused to be performed, the good-faith undertaking, on a commercially reasonable basis, to perform the Transition Services: (1) in at least the same quality and manner as the same or comparable services were provided by Sellers and Sellers’ Affiliates before the

Effective Time; and (2) in all material respects in compliance with all applicable Laws, Environmental Law and Prudent Industry Practices.
     “Shallow Rich Gathering Agreement” means the gas gathering agreement, in the form of Exhibit J, for the gathering of gas produced from all depths shallower than one hundred (100) feet below the base of the Olmos Formation.
     “Shallow Rich Processing Agreement” means the gas processing agreement, in the form of Exhibit K, for the processing of gas produced from all depths shallower than one hundred (100) feet below the base of the Olmos Formation.
     “Shelf Registration Notice” has the meaning set forth in §6(f)(iii).
     “Shelf Registration Statement” has the meaning set forth in §6(f)(i).
     “Special Warranty Deed” has the meaning set forth in §2(k)(i)(B).
     “Surviving Indemnification Obligations” means the indemnification obligations described in §7(a)(ii), §7(a)(iii), §7(a)(iv) and §7(a)(v).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tercero Navarro” means Tercero Navarro, Inc., a Delaware corporation and the general partner of each of the Sellers.
     “Third Person” means any Person other than Sellers or Buyer.
     “Transaction Documents” means all Contracts, other than this Agreement, and the deeds, instruments and assignments required to be entered into and delivered under this Agreement.
     “Transfer Date” has the meaning set forth in §5(b)(iii).
     “Transferred Employee” means any Affected Employee who accepts Buyer’s offer of employment.
     “Transition Services” has the meaning set forth in §6(d).
     “Unit Closing Price” has the meaning set forth in §2(d).

     “Violation” has the meaning set forth in §6(f)(v)(A).
     “VOC” means volatile organic compounds, excluding methane and ethane.
     “VOC Holdback Amount” means the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000).
§2. Purchase and Sale of Assets
     (a) Assets. On the terms and subject to the conditions of this Agreement and effective for all purposes as of the Effective Time, at Closing, Buyer agrees to purchase, on a going concern basis from Sellers, and Sellers agree to sell, transfer and deliver to Buyer (or one or more Buyer Designees), free and clear of all Liens (other than Permitted Encumbrances), all right, title, and interest in and to the assets properties, rights, licenses, Contracts, and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the operation of the Gathering System by Sellers as the same exists on the Closing Date, excluding the Excluded Assets (collectively, the “Assets”), and including all right, title and interest in, to and under:
     (i) the gas processing plants, treaters, dehydration units, condensate storage tanks, compressor stations, warehouses, field offices, control buildings and other associated plant facilities which are part of the Gathering System, which are described in §2(a)(i) of the Disclosure Schedule (collectively, the “Plant Facilities”);
     (ii) the Contracts of any kind that relate to the Gathering System and to which any Seller or any of its Affiliates is a party, including all Contracts under which any Seller is providing gas gathering and/or processing services to Third Persons, which Contracts are listed in §2(a)(ii) of the Disclosure Schedule (the “Gathering System Contracts”);
     (iii) to the extent assignable to Buyer, the Permits required or necessary for Sellers to own and operate the Gathering System in the places and in the manner currently owned or operated or otherwise necessary to operate the Gathering System as it is currently operated, which are listed in §2(a)(iii) of the Disclosure Schedule (the “Gathering System Permits”);
     (iv) the personal property and interests therein, necessary for, used or held for use in connection with the Gathering System, including all machinery, furniture, office equipment, communications equipment, radios, vehicles, replacement parts, fuel and other trade fixtures, fixed assets and other tangible personal property, which are listed in §2(a)(iv) of the Disclosure Schedule, and all hydrocarbon inventory of the Gathering System, including linefill (collectively, the “Personal Property”);
     (v) the natural gas gathering pipelines, residue gas pipelines and other gas pipelines comprising the Gathering System, which are described in §2(a)(v) of the Disclosure Schedule (the “Gathering Lines”);
     (vi) the fixtures, pipes, drips, valves, fittings, connections, regulators, compressors, cathodic or electric protection units, gates, meters, measuring stations,

meter and regulatory houses, other meter and regulation equipment, instruments, tanks, storage facilities, expanders, dehydrators, heaters, heat exchangers, chillers, separators, pumps, coolers, cooling towers, boilers, re-boilers, turbines, engines, generators, trucks, automobiles, and other equipment related to or comprising a part of the Gathering Lines or the Plant Facilities and all improvements, fixtures and appurtenances thereto used in the operation of the Gathering System, which are described in §2(a)(vi) of the Disclosure Schedule (the “Equipment”);
     (vii) the spare parts, pipe, valves and other similar items of inventory located on or about the Gathering Lines and the Plant Facilities and intended for use in connection with the Gathering System (the “Parts Inventory”);
     (viii) the natural gas, condensate and other hydrocarbons owned by Sellers and located in the Gathering Lines, the Plant Facilities, the Equipment or elsewhere in the Gathering System as of the Closing Date, including linefill;
     (ix) the contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, keys, lock combinations, computer access codes and similar information, books, records and studies which relate to the Gathering System and/or the Assets or which are used, useful, or held for use in connection with, the ownership, operation or maintenance of the Gathering System and the Assets, including all of the same necessary to cause operations to remain in compliance with applicable Law, including Environmental Law (collectively, the “Records”);
     (x) the lands and other surface estates described in §2(a)(x) of the Disclosure Schedule (collectively, the “Owned Real Property”), and all appurtenances, Easements and other rights, buildings and other improvements thereto or thereon not otherwise described in this §2(a);
     (xi) the easements, rights-of-way, surface use agreements, servitudes, licenses, Permits and other similar rights for the use of the surface or subsurface estate in connection with the Gathering System, which are described in §2(a)(xi) of the Disclosure Schedule (the “Easements”);
     (xii) the benefit of all prepaids, deferred costs, deposits, advances, credits and expenses that have been prepaid by Sellers to the extent relating to the Gathering System including, lease and rental payments; and
     (xiii) all of Sellers’ rights, claims, counterclaims, credits, causes of action, lawsuits, judgments, demands or rights of set-off against third parties relating to the Gathering System or the Assets, including unliquidated rights under manufacturers’ and vendors’ warranties and all rights in and under any express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of any Seller.
In §2(a)(i) through §2(a)(xiii) of the Disclosure Schedule, Sellers shall, where applicable, identify the owner of each of the Assets and the locations of all physical Assets.

     (b) Excluded Assets. Buyer and Sellers agree that the following assets and properties of Sellers related to the Gathering System or the Assets, as applicable, will be retained by Sellers and are excluded from the Gathering System and the Assets (the “Excluded Assets”):
     (i) all deposits, cash, checks, funds and accounts receivable and other rights to payment arising from or relating to the operation of the sale and transportation of natural gas and natural gas condensate with respect to any period of time prior to the Effective Time, including all Imbalance Receivables;
     (ii) any Personal Property that is sold or consumed by Sellers prior to Closing in the Ordinary Course of Business;
     (iii) each Seller’s Governing Documents;
     (iv) any Seller’s contracts of insurance and any Seller’s employee benefit agreements, plans, arrangements and policies, and any assets related thereto;
     (v) the rights that accrue to Sellers under this Agreement;
     (vi) the assets and properties described in §2(b)(vi) of the Disclosure Schedule; and
     (vii) the Interim Excluded Assets, until they are transferred to and accepted by ESTG.
     (c) Liabilities.
     (i) Subject to §6(e), effective as of the close of business on the Closing Date, Buyer (or one or more Buyer designees) shall assume and agree to pay, discharge or perform, as appropriate: (1) the Liabilities of Sellers under the Gathering System Contracts, Easements, and Gathering System Permits to the extent those Liabilities are not required to be performed prior to the Closing Date, do not arise out of or relate to a Breach that occurred prior to the Closing Date, are disclosed on the face of such documents, and accrue and relate to the operations of the Gathering System after the Closing Date; (2) any Liabilities arising out of and attributable to the operation of the Gathering System and the Assets after the Closing Date; (3) the Assumed Environmental Liabilities; and (4) any Liabilities arising out of and attributable to the operation of the Interim Excluded Assets after they have been transferred to ESTG or another Buyer Designee, and that Person has accepted the Interim Excluded Assets as provided under §6(l) (those Liabilities, collectively the “Assumed Liabilities”).
     (ii) Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Sellers or their Affiliates. All such other Liabilities will remain Liabilities of Sellers and/or their Affiliates (those Liabilities not being assumed by Buyer, the “Excluded Liabilities”).

     (d) Estimated Purchase Price. At Closing, Buyer agrees to pay to Sellers the Base Purchase Price for the Assets, adjusted up or down by: (1) the estimated net difference of the Imbalance Receivables and Imbalance Payables; (2) the value of all Condensate Inventory; (3) accounts receivable and accounts payable existing as of the Effective Time under operating Contracts between Affiliates of the Parties; (4) prorated ad valorem taxes; (5) the Enterprise Texas Pipeline PSA/Lease Termination Payment (the Base Purchase Price, as adjusted, the “Estimated Purchase Price”), payable in cash and Enterprise Units; and (6) the VOC Holdback Amount. The Estimated Purchase Price allocation between cash and Enterprise Units is set forth on §2(d) of the Disclosure Schedule. The number of Enterprise Units shall be determined by dividing that portion of the Estimated Purchase Price payable in Enterprise Units by the Unit Closing Price (hereafter defined); provided, if the number so determined contains a fraction, such number shall be rounded upward to the nearest whole number. “Unit Closing Price” means the average closing price of Enterprise Units on the New York Stock Exchange over the ten consecutive trading days prior to the Closing Date.
     (e) Preliminary Settlement Statement. Attached as §2(e) of the Disclosure Schedule is a written statement of the Parties’ calculation of the Estimated Purchase Price based on information available to Parties as of the Closing Date (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement includes wire transfer instructions for the Closing payments to be made to Cerrito
     (f) Post-Closing Adjustment Procedure. The Parties acknowledge that as of the Effective Time, the Gathering System may be subject to Imbalances. Sellers shall use reasonable efforts to minimize the extent of the Imbalances. Buyer shall use reasonable efforts to prepare and deliver to the Seller Representative, as soon as practicable but no later than 30 days after the Closing Date, in accordance with this Agreement and GAAP, a statement (the “Post-Closing Settlement Statement”) setting forth any changes to the Pre-Closing Settlement Statement, each adjustment or payment that was not finally determined as of the Closing Date, the calculation of such adjustments and a proposed final purchase price, which will include interest from and including the Effective Time to, but excluding, the Closing Date, at the Applicable Rate calculated on the basis of a 365-day year (the “Final Purchase Price”). Within 15 days after receipt of the Post-Closing Settlement Statement, the Seller Representative shall deliver to Buyer a written report containing any changes that Sellers propose be made to the Post-Closing Settlement Statement. The Parties shall undertake to agree to the Final Purchase Price and any amounts due pursuant to such post-closing adjustment no later than 15 days after Buyer has received Sellers’ proposed changes. If Buyer and Sellers cannot agree on the Post-Closing Settlement Statement within 60 days after the Closing Date, the Parties shall engage an internationally recognized public accounting firm acceptable to Buyer and Sellers (the “Independent Accounting Firm”), to resolve any disputed amounts (and only those amounts). Buyer, on the one hand, and Sellers, on the other hand, each must pay one half of the fees and other costs of the Independent Accounting Firm. If the Parties engage the Independent Accounting Firm under this §2(f), Sellers and Buyer shall provide the Independent Accounting Firm with a detailed statement itemizing any disputed amounts and all records and other information relevant to the determination of the amounts. The Parties shall instruct the Independent Accounting Firm to make those calculations as soon as practicable. The final determination of any of the disputed items as calculated under this §2(f) is binding on the Parties. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.” If the Final Purchase Price is more than the Estimated Purchase Price, Buyer will pay in immediately available funds the amount of that difference to Sellers or to Sellers’ account (as designated by the Seller Representative). If the Final Purchase Price is less than the Estimated Purchase Price, Sellers will pay in immediately available funds the amount of that difference to Buyer or to Buyer’s account (as designated by Buyer). Buyer or Sellers, as the case may be, shall pay the amount of the difference within five Business Days after the Final Settlement Date.
     (g) Final Purchase Price Allocation. Once the Final Purchase Price is determined, Sellers and Buyer agree that the Final Purchase Price will be allocated to the Assets for Tax and financial accounting purposes by Ernst & Young LLP, within 120 days after Final Settlement Date. Sellers and Buyer agree: (1) to report the federal, state and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation; and (2) without the Consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. Sellers and Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten days prior to the filing of such form with the Internal Revenue Service. No later than August 31, 2006, Sellers shall notify Buyer of Sellers’ Tax basis in the Assets.
     (h) Sellers’ Liability for Taxes. Sellers will be responsible for paying, or reimbursing Buyer for the payment of, all ad valorem, property, production, severance and similar Taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Assets prior to the Effective Time.
     (i) Prorations. With respect to amounts subject to pro-ration under this Agreement, if actual figures are not available at the Closing Date, the proration will be based upon the amounts accrued through the Effective Time or paid for the most recent year (or other appropriate period) for which actual amounts paid are available. Such prorated amounts will be re-prorated and paid to the appropriate Party within 60 days after the date that the previously unavailable actual figures become available. The prorations will be based on the number of days in a year or other appropriate period before and after the Effective Time. Sellers and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made under this Agreement.
     (j) Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of King & Spalding in Houston, Texas, simultaneously with the Parties’ execution and delivery of this Agreement and the execution and delivery of the Transaction Documents by the parties to the Transaction Documents. At Closing, Buyer will purchase the Assets from Sellers and simultaneously contribute such Assets to the Buyer Designees by way of direct assignment from Sellers to such Buyer Designees as provided in this Agreement.

     (k) Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at Closing:
     (i) Sellers or LEG, as applicable, shall deliver to Buyer, the following:
     (A) an executed counterpart from Sellers of a Bill of Sale covering the Assets in the form attached hereto as Exhibit L (the “Bill of Sale”);
     (B) an executed counterpart from Cerrito of a special warranty deed covering the Owned Real Property in the form of Exhibit M (the “Special Warranty Deed”);
     (C) an executed counterpart from Cerrito and EGL of the Assignment and Bill of Sale of the Gathering Lines in the form of Exhibit N (the “Gathering Lines Assignment”);
     (D) an executed counterpart from Cerrito of the Assignment and Bill of Sale of the Canales 12” Gathering Line in the form of Exhibit O (the “Canales 12” Gathering Line Assignment”);
     (E) an executed counterpart from Cerrito and EGL of the Assignment and Assumption of Gathering System Permits in the form of Exhibit P, which assignment also contains Buyer’s undertaking and assumption of the Assumed Liabilities relating to the Gathering System Permits (the “Gathering System Permits Assignment”);
     (F) an executed counterpart from CGL of an Assignment and Assumption of the Gathering System Contracts in the form of Exhibit Q, which assignment also contains Buyer’s undertaking and assumption of the Assumed Liabilities relating to the Gathering System Contracts (the “Gathering System Contracts Assignment”);
     (G) an executed counterpart from Cerrito and EGL of an Assignment and Assumption of Easements in the form of Exhibit R, which assignment will also contain Buyer’s undertaking and assumption of the Assumed Liabilities relating to the Easements (the “Easements Assignment”);
     (H) such other deeds, bills of sale, assignments, certificates of title, affidavits, indemnity agreements, closing statements, cross receipts, documents, and other instruments as Buyer may reasonably request in order to consummate the Contemplated Transactions;
     (I) an executed counterpart from LPP of the Shallow Rich Gathering Agreement;
     (J) an executed counterpart from LPP of the Shallow Rich Processing Agreement;

     (K) an executed counterpart from LPP of the Deep Rich Gathering Agreement;
     (L) an executed counterpart from LPP of the Deep Rich Processing Agreement;
     (M) an executed counterpart from EGL of the Lean Gas Gathering Agreement;
     (N) an executed counterpart from EGL of the Mexico Gathering Agreement;
     (O) an executed counterpart from EGL of the Mexico Processing Agreement;
     (P) an executed counterpart from EGL of the Enterprise Texas Pipeline PSA/Lease Termination Letter;
     (Q) a certificate of good standing, existence, or similar document with respect to Tercero Navarro and each Seller issued by the appropriate Governmental Authority of the jurisdiction of its formation as of a date not more than 30 days prior to the Closing Date;
     (R) a certificate of the secretary of Tercero Navarro dated the Closing Date: (1) setting forth the resolutions of the board of directors of Tercero Navarro authorizing the execution and delivery by Tercero Navarro and each Seller of this Agreement, the Transaction Documents and the consummation by those Parties of the Contemplated Transactions, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and (2) attesting as to the incumbency and signature of each manager or officer of Tercero Navarro who will execute this Agreement or any Transaction Documents;
     (S) evidence reasonably satisfactory to Buyer of the release and discharge of all Liens and encumbrances securing any Indebtedness with respect to the Assets, including payoff letters and UCC-3 Termination Statements (or partial release/amendments, as applicable) with respect to all security interests filed against or encumbering any Asset, duly executed instruments of release, partial release, or reconveyance, as applicable, with respect to each of the real estate mortgages/deeds of trust securing any Indebtedness over any Asset, each delivered and filed in the appropriate public offices, and each other instrument, notice, release, or certificate necessary to effectuate the termination and release of the any Liens or security interests encumbering any of the Assets;
     (T) an executed counterpart of the Non-Circumvention Agreement between EGL and Buyer; and
     (U) an executed Parent Guaranty from LEG.

     (ii) Buyer shall deliver the following to Sellers:
     (A) the Estimated Purchase Price, payable in cash and Enterprise Units as described in §2(d) of the Disclosure Schedule;
     (B) an executed counterpart from ESTG of the Bill of Sale;
     (C) an executed counterpart from ESTG of the Special Warranty Deed;
     (D) an executed counterpart from ESTG of the Gathering Lines Assignment;
     (E) an executed counterpart from ETPL of the Canales 12” Gathering Line Assignment;
     (F) an executed counterpart from ESTG of the Gathering System Permits Assignment;
     (G) an executed counterpart from ESTG of the Gathering System Contracts Assignment;
     (H) an executed counterpart from ESTG of the Easements Assignment;
     (I) a certificate of good standing, existence, or similar document with respect to Buyer issued by the appropriate Governmental Authority of the jurisdiction of its formation as of a date not more than 30 days prior to the Closing Date;
     (J) a certificate of the assistant secretary of Enterprise Products GP, LLC dated the Closing Date: (1) setting forth the resolutions of the board of directors of the Enterprise Products GP, LLC authorizing the execution and delivery by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the Contemplated Transactions, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and (2) attesting as to the incumbency and signature of each director or officer of Enterprise Products GP, LLC who will execute this Agreement or any Transaction Documents;
     (K) an executed counterpart from EH of the Shallow Rich Gathering Agreement;
     (L) an executed counterpart from EH of the Shallow Rich Processing Agreement;
     (M) an executed counterpart from EH of the Deep Rich Gathering Agreement;

     (N) an executed counterpart from EH of the Deep Rich Processing Agreement;
     (O) an executed counterpart from EH of the Lean Gas Gathering Agreement;
     (P) an executed counterpart from EH of the Mexico Gathering Agreement;
     (Q) an executed counterpart from EH of the Mexico Processing Agreement;
     (R) an executed counterpart from ETPL of the Enterprise Texas Pipeline PSA/Lease Termination Letter; and
     (S) an executed counterpart from Buyer of the Non-Circumvention Agreement.
     (l) Material Consents.
     (i) If any Material Consents have not yet been obtained (or otherwise are not in full force and effect) as of Closing, in the case of each Material GS Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material GS Contracts”), Buyer shall either:
     (A) continue the effort to obtain the Consents; or
     (B) elect to have Sellers retain that Restricted Material GS Contract and all Liabilities arising therefrom or relating thereto.
     If Buyer elects to continue efforts to obtain any Material Consents, neither this Agreement nor any Transaction Documents will constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of any Restricted Material GS Contract, and following Closing, Buyer shall use Best Efforts to obtain the Material Consents as quickly as practicable. Seller agrees to cooperate with Buyer in obtaining the Material Consents. Until a Material Consent for any Restricted Material GS Contract is obtained, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material GS Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of any Seller against a Third Person under that Restricted Material GS Contract). No Seller will take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to Buyer of any Restricted Material GS Contract unless, in good faith and after consultation with and prior written Notice to Buyer, that Seller is ordered orally or in writing to do so by a Governmental Authority of competent jurisdiction or that Seller is otherwise required to do so by Law; provided that if any such order is appealable, that Seller will, at Buyer’s cost and expense, take any actions that Buyer requests to file and pursue that appeal and to obtain a stay of that order. Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material GS Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver that Restricted Material GS Contract to Buyer, and Buyer shall assume the Liabilities under that Restricted Material GS Contract assigned to Buyer from and after the date of assignment to Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to Buyer within three Business Days following receipt of that Material Consent.
     (ii) If there are any Consents necessary for the assignment and transfer to Buyer of any contractual Assets not listed on §1(e) of the Disclosure Schedule (the “Non-Material Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of Closing, Buyer shall elect at Closing, in the case of each of the contracts as to which such Non-Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Non-Material GS Contracts”), whether to:
     (A) accept the assignment of such Restricted Non-Material GS Contract, in which case, as between Buyer and Sellers, such Restricted Non-Material GS Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Non-Material Consent, be transferred at Closing pursuant to the applicable Assignment of Contracts as elsewhere provided under this Agreement; or
     (B) reject the assignment of such Restricted Non-Material GS Contract, in which case: (1) neither this Agreement nor the applicable Gathering System Contracts Assignment nor any other Transaction Document will constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Non-Material GS Contract; and (2) Sellers shall retain such Restricted Non-Material GS Contract and all Liabilities arising therefrom or relating thereto.
§3. Representations and Warranties of Buyer
     Buyer represents and warrants to Sellers that the statements contained in this §3 are correct and complete as of the Closing Date.
     (a) Organization. Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and Enterprise Products GP, LLC is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
     (b) Authorization of Transaction. Buyer has requisite power and authority to execute and deliver this Agreement, and Enterprise Products GP, LLC has all requisite authority on behalf of Buyer to grant all of the partnership actions described in this §3(b) and to perform its obligations under this Agreement and the applicable Transaction Documents. This Agreement and the applicable Transaction Documents have been duly executed by Buyer and constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to General Exceptions to Enforceability. Except for filings required under the HSR Act, Buyer need not give any Notice to, make any filing with, or obtain any Consent of any Governmental Authority in order to consummate the Contemplated Transactions or to affect the legality, validity, binding effect, or enforceability of this Agreement or any applicable Transaction Document. The execution, delivery, and performance of all of the Contemplated Transactions have been duly authorized by Buyer.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will: (1) violate any Law or other restriction of any Governmental Authority to which Buyer is subject or any provision of its Governing Documents; or (2) result in a Breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any Third Person the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract, license or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not, or would not reasonably be expected to, individually or in the aggregate, be materially adverse to Buyer.
     (d) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Sellers could become liable or obligated.
     (e) Available Funds and Enterprise Units. Buyer has sufficient cash resources and Enterprise Units to enable it to make payment in immediately available funds of the cash component of the Estimated Purchase Price and the issuance of Enterprise Units, at Closing as a result of the Contemplated Transactions.
     (f) Qualified for Gathering System Permits. To the Knowledge of Buyer, it is qualified to obtain, maintain, and control as of the Closing each material Gathering System Permit.
     (g) Independent Investigation. Buyer is knowledgeable in the business of: (1) owning and operating natural gas gathering, processing, and treatment facilities; (2) handling, storage, and delivery of natural gas, natural gas liquids, and condensate through pipeline systems; and (3) marketing of natural gas, natural gas liquids and condensate and has had access to the Assets, Sellers’ Representatives, and Sellers’ Records. In making the decision to enter into the Contemplated Transactions, Buyer has relied solely on its own independent due diligence investigations regarding the Assets, the representations and warranties of Sellers made in this Agreement and the Transaction Documents, and the covenants and undertakings of Sellers and LEG in this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, SELLERS HAVE NOT MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WARRANTIES OF THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS, QUALITY, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, AND CONFORMITY TO SAMPLES,

AND BUYER IS ACQUIRING THE GATHERING SYSTEM AND THE ASSETS ON AN “AS IS, WHERE IS” BASIS.
§4. Representations and Warranties of Sellers
     Sellers represent and warrant to Buyer that the statements contained in this §4 are correct and complete, except as set forth in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”).
     (a) Organization, Qualification, and Power. Each Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Seller is duly authorized to own, lease and operate the Assets and the Gathering System and conduct business, and is qualified under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each Seller has the requisite limited partnership power and authority to carry on its business and to own and use the Assets owned and used by it.
     (b) Authorization of Transaction. Each Seller has requisite power and authority, including authority granted to each by Tercero Navarro, the general partner of each Seller, to execute and deliver this Agreement and the applicable Transaction Documents and to perform its obligations under this Agreement, and Tercero Navarro has all requisite authority on behalf of each Seller to grant all of the partnership actions described in this §4(b). This Agreement and the applicable Transaction Documents have been duly executed by the Sellers and constitute the valid and legally binding obligations of Sellers, enforceable in accordance with its terms and conditions, subject to General Exceptions to Enforceability. The execution, delivery, and performance of all of the Contemplated Transactions have been duly authorized by Sellers.
     (c) Non-contravention. Neither the execution and delivery of this Agreement or any applicable Transaction Document, will: (1) violate any Law or other restriction of any Governmental Authority to which any Sellers are subject or any provision of the Governing Documents of Cerrito, CGM and EGL; or (2) conflict with, result in a Breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any Third Person the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract, license, instrument, or other arrangement to which Cerrito, CGM or EGL is a party or by which it is bound or to which any of the Assets is subject (or result in the imposition of any Lien upon any of the Assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not, or would not reasonably be expected to, individually or in the aggregate be material to Sellers taken as a whole or to the Gathering Systems or the Assets. Except as set forth in §4(c) of the Disclosure Schedule with respect to HSR Act filings, Sellers do not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order for the Parties to consummate the Contemplated Transactions.
     (d) Brokers’ Fees. Neither Sellers nor LEG has entered into any Contract or arrangement that would result in any Liability to pay any fees or commissions to any broker,

finder, or agent with respect to the Contemplated Transactions for which Buyer or any of its Affiliates could become liable or obligated.
     (e) Assets.
     (i) Except as set forth on §4(e)(i) of the Disclosure Schedule, Cerrito, CGM or EGL, as applicable: (1) owns or leases all Assets necessary for the operation of the Gathering System as presently conducted, free and clear of all Liens (except for Permitted Encumbrances); and (2) has valid and indefeasible title to all owned Assets, and has valid leasehold interests in all leased Assets, free and clear of all Liens (except for Permitted Encumbrances).
     (ii) Neither Cerrito nor EGL has received written notice of any claims or disputes which challenge the rights of Cerrito or EGL to use, or allege a Breach or default under any Contracts granting to Cerrito or EGL rights to pipeline easements, right-of-way, licenses, and land use Permits, which claims or disputes, Breaches, or defaults would, or would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. §4(e)(ii) of the Disclosure Schedule set forth all Assets which are subject to Consent to assign. Sellers are currently operating the Assets in material compliance with applicable Laws.
     (iii) The Assets constitute all of the assets and properties which are necessary for the current operation of the Gathering System.
     (f) Subsequent Events. Except as set forth on §4(f) of the Disclosure Schedule, since December 31, 2005: (1) there has not been any Material Adverse Change; and (2) the Gathering System has been operated only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date no Seller has:
     (i) sold, leased, transferred, or assigned any of the Assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
     (ii) entered into any Gathering System Contract or license (or series of related Contracts and licenses) either involving more than Five Hundred Thousand Dollars ($500,000) or outside the Ordinary Course of Business;
     (iii) accelerated, terminated, modified, or cancelled any Gathering System Contract or license (or series of related Contracts and licenses) (x) involving more than Five Hundred Thousand Dollars ($500,000) to which it is a party or by which it is bound, or (y) which is necessary to the operation of the Gathering System;
     (iv) imposed any Lien upon any of the Assets, tangible or intangible;
     (v) made any capital expenditure with respect to the Assets (or series of related capital expenditures) outside the Ordinary Course of Business;
     (vi) experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of the Assets;

     (vii) made or changed any election relating to Taxes related to the Assets, settled any claim or assessment relating to Taxes, or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
     (viii) terminated, had terminated, or materially altered any Gathering System Contracts between such Seller and any of its principal customers or suppliers as listed in §4(f)(viii) of the Disclosure Schedule;
     (ix) entered into any settlement of any pending or threatened Proceeding relating to the Assets other than solely for cash; or
     (x) committed to do any of the foregoing.
     (g) Legal Compliance. Each Seller has complied with all applicable Laws related to the Assets and the Gathering System, the operation of the Assets and the Gathering System, and the Affected Employees, except where the failure to comply would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Sellers have not received any written communication from any Governmental Authority or any other Person that alleges that the Gathering System or the Assets may not be in compliance, or may be subject to Liability, under any Law. Except as set forth in §4(g) of the Disclosure Schedule there are no investigations, Proceedings, or reviews pending or, to the Knowledge of each Seller, threatened by any Governmental Authority or other Person relating to any alleged violation of Law arising out of or related to the operation of the Gathering System.
     (h) Real Property. §4(h) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each such parcel of Owned Real Property, and except for matters that would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and except as noted in §4(h)(i) of the Disclosure Schedule:
     (i) Sellers have valid and indefeasible title, free and clear of all Liens (except Permitted Encumbrances);
     (ii) Sellers have not leased or otherwise granted to any Third Person the right to use or occupy such Owned Real Property or any portion thereof and there are no other Third Persons (other than Sellers) in possession of Owned Real Property;
     (iii) no Owned Real Property is in violation of any applicable Laws;
     (iv) there are no pending or, to the Knowledge of each Seller, threatened Proceedings to which any Seller is a party before any Governmental Authority with respect to the Owned Real Property, including any condemnation, expropriation or other similar Proceeding commenced by any Governmental Authority having the power to eminent domain against the Owned Real Property or any improvement therein. There is no pending application, Proceeding or other action before any Governmental Authority to which any Seller is a party or of which any Seller has received written notice with respect to zoning, licenses, Permits or other matters affecting the Owned Real Property;

     (v) there has been no unrestored fire or other casualty damage which has affected any of the Owned Real Property;
     (vi) there are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein; and
     (vii) rights of ingress and egress to and from the Owned Real Property are adequate for the intended uses of the Owned Real Property.
     (i) Material GS Contracts. §4(i) of the Disclosure Schedule lists the following Gathering Systems Contracts (the “Material GS Contracts”):
     (i) all gas purchase Contracts, transportation Contracts, hedging Contracts, swap Contracts, Liabilities in respect of letters of credit, guarantees, joint venture Contracts, and other instruments, or otherwise relating to the Assets; and
     (ii) all other instruments relating to the Assets and the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other hydrocarbons.
     (iii) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of One Hundred Thousand Dollars ($100,000) per annum;
     (iv) any Contract concerning a partnership or joint venture;
     (v) any Contract (or group of related Gathering System Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
     (vi) any Contract concerning confidentiality or noncompetition;
     (vii) any Contract under which the consequences of a default or termination could have a Material Adverse Effect;
     (viii) any Easement; and
     (ix) any other Contracts (or group of related Contracts) not enumerated in this §4(h), the performance of which involves consideration in excess of Two Hundred and Fifty Thousand Dollars ($250,000).
Sellers have made available to Buyer a correct and complete copy of each written Material GS Contract and Material Lease. With respect to each such Contract: (1) the Contract is legal, valid, binding, enforceable, and in full force and effect; (2) except as otherwise indicated in the Disclosure Schedule, the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions, and the assignment to Buyer or to any Buyer Designee will not violate any Laws;

(3) Cerrito, CGM or EGL, as applicable, is not in Breach or default, and no event has occurred which with notice or lapse of time would constitute a Breach or default by Sellers, or permit termination, modification, or acceleration, under the Contract; and (4) to the Knowledge of each Seller, no other party is in Breach or default, and no event has occurred which with notice or lapse of time would constitute a Breach or default by such other party, or permit termination, modification or acceleration under the Contract other than in accordance with its terms nor has any other party repudiated any provision of the Contract. Upon assignment to Buyer or its designee of the HPLC Gas Purchase Agreement, Buyer or its designee shall have sole and exclusive claim to the Bonus Payment, as provided for in the HPLC Gas Purchase Agreement, including for all gas purchased pursuant to that certain Gas Purchase Agreement between HPLC and LPP dated effective August 1, 2005, as amended by the First Amendment to Gas Purchase Agreement dated October 1, 2005.
     (j) Litigation. There is no injunction, restraining order or Proceeding pending against any Seller that restrains or prohibits the consummation of the Contemplated Transactions. Except for the Proceedings identified on §4(j) of the Disclosure Schedule, there are no Proceedings pending, or to the Knowledge of any Seller threatened, against or affecting the Assets, the Gathering System or Sellers’ ownership or operation of the Assets or the Gathering System, the Affected Employees before or by any Governmental Authority or any Person. Notwithstanding anything in this Agreement to the contrary, the provisions of this §4(j) shall not relate to or cover Proceedings related to Environmental Laws with respect to the Assets which are covered exclusively by §4(m).
     (k) Labor and Employment.
     (i) None of the Sellers is a state or federal governmental contractor.
     (ii) None of the Sellers is a party to or bound by any collective bargaining agreement or any other Contract with any labor union or organization, and no Contract is being negotiated. Since January 1, 2004, none of the Sellers have experienced any strikes, work stoppages, slow downs, picketing or any other interference with work or production, grievances, claims of unfair labor practices, or other collective bargaining disputes or concerted action by their employees.
     (l) Gathering System Permits. Except as set forth in §4(l) of the Disclosure Schedule:
     (i) all Gathering System Permits have been obtained and are in full force and effect;
     (ii) no Seller has received written notification concerning violations that are currently in existence with respect to any Gathering System Permit; and
     (iii) no Proceeding is pending or, to the Knowledge of any Seller, has been threatened with respect to the revocation or limitation of any Gathering System Permit.
Notwithstanding anything in this Agreement to the contrary, the provisions of this §4(l) shall not relate to or cover any Permit or matter relating to or arising out of any Environmental Laws relating to the Assets and/or the Gathering System.
     (m) Environmental Matters.
     (i) Except as set forth in §4(m) of the Disclosure Schedule, to the Knowledge of Sellers, no Seller has caused or allowed the generation, use, treatment, transportation, recycling, reclamation, handling, manufacture, storage, or disposal of, or exposure of any Person or property to, any Hazardous Materials at, on or from the Assets, except in material compliance with all applicable Environmental Laws.
     (ii) To the Knowledge of any Seller, there has been no Release of any Hazardous Materials at, on, from, or underlying any of the Assets and the Gathering System in violation of applicable Environmental Laws or in any concentration or location that requires investigation or remediation or other corrective action under Environmental Laws or could otherwise result in a material Liability under applicable Environmental Laws.
     (iii) Sellers have secured all material Permits required under Environmental Laws for the ownership, use, and operation of the Gathering System and Assets, such Permits are in full force and effect and are not subject to any challenge, revocation action, or modification Proceeding by any Person, and Sellers are in material compliance with such Permits.
     (iv) Sellers have received no written inquiry or notice of any actual or threatened claim, Liability, or investigation related to or arising under any Environmental Law relating to the Assets or the Gathering System.
     (v) Sellers are not operating the Gathering System or any of the Assets under any waiver, compliance order, decree, or Contract, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the workplace.
     (vi) Sellers, the Assets, and the Gathering System operations are and, within the term of all applicable statutes of limitations, have been in compliance with Environmental Laws with respect to any matter that is not referred to in clauses (ii) through (v), and (vii) through (x) of this §4(m), except where the lack of such compliance would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     (vii) (1) No Seller has been named or, to the Knowledge of any Seller, threatened to be named as a potentially responsible party under CERCLA or any similar state Law relating to the Assets; (2) none of the Assets has been listed on the “National Priorities” list under CERCLA or any comparable listing or otherwise has been designated as a facility that is subject to an existing or, to the Knowledge of any Seller, threatened claim under CERCLA or any similar state Law; and (3) none of the Assets is subject to any Lien arising under Environmental Laws.

     (viii) To the Knowledge of any Seller, none of the off-site locations where Hazardous Materials from any of the Assets have been stored, treated, recycled, disposed of, or Released is subject to any investigation or remedial obligation or other corrective action requirement under Environmental Laws.
     (ix) Sellers have provided Buyer with copies of all material environmental studies, audits, and assessments prepared by or in the possession of Sellers with respect to any of the Assets.
     (x) This §4(m) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including any arising under any Environmental Laws.
     (n) Insurance. §4(n) of the Disclosure Schedule sets forth: (1) all insurance policies of Sellers (including the amounts and types of coverage) in connection with or with respect to the Assets and/or the Gathering System; (2) each material claim under any insurance policy made by or on behalf of each Seller with respect to the Assets and/or the Gathering System during the past three years, which claim was denied by the insurer; and (3) each application for insurance coverage made by or on behalf of each Seller with respect to the Assets and/or the Gathering System during the last three years that was rejected by the proposed insurer. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of or indication of an intention not to renew any such insurance policy has been received by Sellers other than in the Ordinary Course of Business. Each Seller represents that all claims, or events that could reasonably be expected to give rise to a claim, have been reported to existing insurance carriers in accordance with policy requirements.
     (o) Governmental Regulation. No Seller is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Natural Gas Act, the Investment Company Act of 1940 or any state public utilities Laws.
     (p) Disclosure and Due Diligence. To the Knowledge of Sellers:
     (i) all materials disclosed to Buyer by Sellers and Sellers’ responses provided to Buyer’s due diligence information and data requests are true, accurate and complete and are the result of a thorough review and investigation by Sellers; and
     (ii) prior to the execution of this Agreement, Sellers have delivered to Buyer true and complete copies of the contractual Assets, and all security Contracts and other instruments creating or imposing any security interest encumbrance or adverse claim on the Assets, and any other documents or instruments identified or referred to in the Disclosure Schedule. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed in any section of the Disclosure Schedule, and notice of their contents (other than by express reference on the Disclosure Schedule) will in no way limit Sellers’ other obligations or Buyer’s other rights under this Agreement.
     (q) Taxes. With respect to the Assets and the Gathering System: (1) each Seller has timely filed all material Tax Returns required to be filed on or before the Effective Date; (2) each Seller has timely paid all material Taxes that are due and payable (whether or not shown, or required to be shown, on such Tax Returns) on or before the Effective Date; (3) each Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Person; (4) all Tax Returns filed by each Seller were complete and correct in all material respects, and such Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status and other matters of each Seller and any other information required to be shown thereon; (5) no such Tax Returns are currently the subject of an audit by a Governmental Authority; (6) there are no Liens for Taxes upon any of the Assets, other than Liens for Taxes not yet due and payable and for which there are adequate reserves; (7) Sellers have not received written notice from a taxing authority in a jurisdiction where such entity does not file Tax Returns that such entity is subject to Tax in that jurisdiction; and (8) Buyer is not assuming an obligation to make a payment to an employee that will not be deductible under Section 280G of the Code.
     (r) No Other Agreements to Sell Assets. Neither Seller, their Affiliates nor any of their respective officers, directors, shareholders or members have any commitment or legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of any of the Assets, to sell or effect a sale of any of the capital stock, membership interests or partnership interests, as the case may be, of any Seller or any of their Affiliates or to effect any merger, consolidation, liquidation, dissolution or other reorganization of any Seller or any of its Affiliates and no Seller, its Affiliates or any of their respective officers, directors, shareholders or members has engaged in any discussions with any Person regarding any of the foregoing.
     (s) Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, BUYER ACKNOWLEDGES AND AGREES THAT EACH SELLER (AND LEG) HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR PHYSICAL CONDITION OF THE ASSETS OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER AFFIRMS THAT: (1) IT HAS INVESTIGATED AND INSPECTED THE ASSETS AND IS FAMILIAR AND SATISFIED WITH THEIR PHYSICAL CONDITION; AND (2) HAS MADE ITS OWN DETERMINATION AS TO THE: (A) MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY AND PHYSICAL CONDITION OF THE ASSETS, AND (B) THE ASSETS’ SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER HEREBY ACCEPTS THE ASSETS IN THEIR PRESENT PHYSICAL CONDITION ON AN “AS IS”, “WHERE IS” BASIS, AND “WITH ALL FAULTS AND DEFECTS”, REGARDLESS OF HOW SUCH FAULTS AND DEFECTS WERE CAUSED OR CREATED (BY ANY SELLER’S OR LEG’S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, OR OTHERWISE), AND ACKNOWLEDGES THAT: (I) WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE, AND (II) SELLERS AND LEG SHALL NOT BE UNDER ANY OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY OF THE ASSETS.

     SUBJECT TO BUYER’S RIGHTS UNDER: (1) THE OTHER PROVISIONS IN THIS AGREEMENT; AND (2) THE APPLICABLE TRANSACTION DOCUMENTS, EACH SELLER AND LEG ARE HEREBY EXPRESSLY RELEASED BY BUYER AND ITS SUCCESSORS AND ASSIGNS FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS, KNOWN AND UNKNOWN, WHETHER BASED UPON NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, ARISING UNDER APPLICABLE LAWS, INCLUDING ANY OBLIGATIONS TO TAKE THE ASSETS BACK OR REDUCE THE BASE PURCHASE PRICE, OR ANY ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT BUYER OR ITS SUCCESSORS OR ASSIGNS MAY HAVE AGAINST ANY SELLER OR LEG OR THAT MAY ARISE IN THE FUTURE, ARISING FROM THE PHYSICAL CONDITION OF THE ASSETS OR RESULTING FROM OPERATION OF THE ASSETS, REGARDLESS OF HOW CAUSED OR CREATED (BY ANY SELLER’S OR LEG’S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, PURSUANT TO ANY STATUTORY SCHEME OF STRICT LIABILITY, OR OTHERWISE. BUYER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY EXPLAINED TO BUYER AND THAT IT FULLY UNDERSTANDS AND ACCEPTS THE SAME AS A CONDITION TO PROCEEDING WITH THIS TRANSACTION. BUYER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF ANY SELLER’S OR LEG’S EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE ANY STATEMENTS OR REPRESENTATIONS CONTRARY TO THE PROVISIONS OF THIS SECTION.
     EXCEPT AS SPECIFICALLY STATED HEREIN OR IN ANY TRANSACTION DOCUMENT, EACH OF THE SELLERS AND LEG MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, THE PRICING ASSUMPTIONS, THE PHYSICAL CONDITION OF THE ASSETS, ANY OTHER MATTERS CONTAINED IN THE DATA, OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY ANY SELLER OR LEG, OR BY EACH SELLER’S OR LEG’S REPRESENTATIVES. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED, AND WILL RELY, IN ADDITION TO SELLER’S AND LEG’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN THE APPLICABLE TRANSACTION DOCUMENTS, ON BUYER’S INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND THEIR VALUE.
     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ITSELF, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITH RESPECT TO THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS, QUALITY, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, OR CONFORMITY TO SAMPLES.

     (t) Sellers’ Private Placement Representations. With respect to the Enterprise Units that Cerrito is to receive under this Agreement, Cerrito represents and warrants, as follows:
     (i) it is an Accredited Investor;
     (ii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Enterprise Units, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from Representatives of Buyer concerning the terms and conditions of the issuance of the Enterprise Units contemplated hereby;
     (iii) it is acquiring the Enterprise Units issued pursuant to this Agreement for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing such Enterprise Units;
     (iv) it is not acquiring the Enterprise Units as a result of any advertisement, article, notice or other communication regarding the Enterprise Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement; and
     (v) it understands the Enterprise Units have not been registered under the Securities Act, or any state securities Laws, and that the transferability of the Enterprise Units that it is to receive under this Agreement will be restricted under the Securities Act unless such shares are registered under the Securities Act or an exemption from such registration is available.
     (u) Relationships with Related Persons. Except as disclosed in §4(u) of the Disclosure Schedule, no Related Person of any Seller has, or since January 1, 2004 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Gathering System. No Related Person of any Seller owns, or since January 1, 2004 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has: (1) had business dealings or a material financial interest in any transaction with such Seller relating to the Gathering System other than business dealings or transactions disclosed in §4(u) of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with such Seller at substantially prevailing market prices and on substantially prevailing market terms; or (2) engaged in competition with the Gathering System (a “Competing Business”) in any market presently served by the Gathering System, except for ownership of less than 1% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in §4(u) of the Disclosure Schedule, no Related Person of any Seller is a party to any of the Gathering System Contracts or other contractual Assets, or has any claim or right against, any of the Assets.
     (v) Conveyance Documents. Sellers’ deliveries under §2(k)(i)(A) through §2(k)(i)(H) constitute all the documents and instruments necessary to vest in Buyer at Closing all of Sellers’ right, title and interest in, to and under the Assets, free and clear of all Liens (other than Permitted Encumbrances).
     (w) No Undisclosed Material Liabilities. To the Knowledge of the Sellers, there are no Liabilities attributable to or affecting the Gathering System or the Assets, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than Liabilities incurred in the Ordinary Course of Business (none of which results from, arises out of, relates to, is the nature of, or was caused by any Breach of Contract, Breach of warranty, tort, infringement or violation of Law), that are not (singly or in the aggregate) material to the Assets or the Gathering System.
     (x) Other Information. To the Knowledge of the Sellers, none of the documents or information delivered to Buyer by any Representative of any Seller or LEG in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. Neither the representations and warranties of any Seller or LEG, nor the indemnification obligations of any Seller or LEG, is affected, qualified, modified or deemed waived by reason of the fact that Buyer knew or should have known that any representation or warranty of any Seller or LEG is or might be inaccurate in any respect.
     (y) Indebtedness. §1(b) of the Disclosure Schedule lists all Indebtedness.
§5. Labor and Employment; Employee Benefits
     (a) Affected Employees. To the extent permitted by applicable Laws, Sellers have provided to Buyer and its Affiliates a list of the Affected Employees, including each Affected Employee’s name, job title, and work location, and the additional information regarding each Affected Employee listed on §5(a) of the Disclosure Schedule.
     (b) Employment of Affected Employees by Buyer.
     (i) Neither Buyer nor its Affiliates are obligated to hire any Affected Employee but will have interviewed all Affected Employees it chooses to interview, including the employees listed in §5(b)(i) of the Disclosure Schedule (the “Identified Employees”) within ten days after the Closing Date. Seller has granted prior to Closing and shall after Closing grant to Buyer, to the extent permitted by applicable Laws, reasonable access to Sellers’ field offices and personnel records of Sellers for the purpose of preparing for and conducting employment interviews with all Identified Employees.
     (ii) Buyer and its Affiliates will determine which of the Identified Employees will be offered employment by Buyer’s Affiliate and hired by Buyer’s Affiliate after their acceptance of such employment offers and their passing Buyer’s Affiliate’s standard pre-employment screening procedures (“Transferred Employees”). Buyer’s Affiliate will have the right to offer employment to any or all Identified Employees. Buyer’s Affiliate will extend all offers of employment, if any, to Identified Employees no later than ten days after the Closing Date. Sellers will not, directly or indirectly, interfere with any of Buyer’s Affiliate’s offers of employment to Identified Employees, make a competing offer of employment to any Identified Employees, or recommend or suggest that any

Identified Employees decline Buyer’s Affiliate’s offer of employment. Sellers, in their sole discretion, may retain any Identified Employees who are not offered employment by Buyer’s Affiliate or who, without any interference by Sellers, decline Buyer’s Affiliate’s offer of employment. Buyer and Buyer’s Affiliates will have no responsibility or liability with respect to any Affected Employees except the Transferred Employees, and then only after the Transfer Date.
     (iii) Buyer’s Affiliate’s offers of employment to any Identified Employees shall be for employment to begin on the first day of the second month immediately following the Closing Date (the “Transfer Date”). Sellers shall retain and employ all Affected Employees to whom Buyer’s Affiliate has given an offer of employment until the Transfer Date. Sellers shall terminate the employment of all Transferred Employees effective as of 12:01 a.m. Central time on the Transfer Date. Buyer agrees to reimburse Sellers for Sellers’ cost of both the compensation and benefits Sellers paid or provided to all Transferred Employees between the Closing Date and the Transfer Date as provided in §6(d). Sellers shall reasonably cooperate with Buyer’s Affiliate in Buyer’s Affiliate’s efforts to offer employment to, and conduct pre-employment background checks and other screening procedures of, Identified Employees so that all such pre-employment screenings may be completed by the Transfer Date.
     (iv) Neither Sellers nor their Related Persons shall solicit the employment of any Transferred Employee for a period of at least 12 months after the Transfer Date.
     (v) It is understood and agreed that: (1) Buyer’s Affiliate’s expressed intention to extend offers of employment as set forth in this section does not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer or Buyer’s Affiliates to an employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer or Buyer’s Affiliates may establish pursuant to individual offers of employment to Affected Employees; and (2) employment offered by Buyer’s Affiliate is “at will” and may be terminated by Buyer’s Affiliate or by a Transferred Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer, Buyer’s Affiliates, the Transferred Employee, and applicable Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer’s Affiliate to terminate, reassign, promote, or demote any of the Transferred Employees after the Transfer Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
     (c) Salaries and Benefits.
     (i) Sellers shall, within its normal course of business, but not later than 15 days after the Transfer Date, pay all wages and other remuneration due to Transferred Employees with respect to their services as employees of Sellers through the close of business on the day before the Transfer Date, including pro rata bonus payments and all vacation pay earned and vested prior to the Transfer Date. In addition, Sellers shall pay any benefits due to Affected Employees under any Employee Plan (or required by law or contract), including any termination or severance payments due to the Affected

Employees, in accordance with the terms of the applicable Employee Plan (or the applicable law or contract, as the case may be).
     (ii) Sellers shall be liable for, and indemnify Buyer and Buyer’s Affiliates for, any liability arising in connection with Seller’s obligation for payment hereunder of any salary or remuneration due to Affected Employees by Sellers and any claims under Employee Plans that were made or incurred by Affected Employees through the Transfer Date. For purposes of this §5, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the claim are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
     (iii) Each Seller shall provide a copy of the most recent determination letter from the Internal Revenue Service for each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and shall cause each Transferred Employee to become 100% vested in his or her accrued benefits under such plan that is intended to be qualified under Section 401(a) of the Code.
     (iv) §5(c)(iv) of the Disclosure Schedule contains a complete list of all Employee Plans covering the Affected Employees. Each Seller shall have sole Liability and responsibility for all matters arising out of any Affected Employee’s employment with that Seller, including, all accrued but untaken vacation/paid time off or carry-overs of vacation/paid time off from previous years and claims accruing under any Employee Plans, and Buyer and Buyer’s Affiliates shall have no Liability for the same or for any matters relating to that Seller’s employment of any Affected Employees, including offering continuation health coverage as described in Section 4980B of the Code to any eligible Affected Employee and his or her eligible dependents.
     (v) Each Seller shall furnish to Buyer a summary of the material terms of each Employee Plan of that Seller affecting the Transferred Employees, including the Seller’s vacation and paid-time-off policy and a copy of the summary plan description for each Employee Plan for which a summary plan description exists.
     (vi) Sellers shall not change any compensation or benefit levels for any Transferred Employee between the Closing Date and the Transfer Date, except for any regularly scheduled adjustment to compensation that has previously been disclosed in writing to Buyer prior to Closing.
     (d) Sellers’ Group Health Plans. As of the Closing Date, Sellers shall be solely responsible for providing COBRA continuation health coverage under Sellers’ group health plans: (1) with respect to each individual who is a “qualified beneficiary”, as such term is defined under COBRA, on and before the Transfer Date and each individual who becomes a “qualified beneficiary” in connection with the purchase described herein; and (2) who was (or, with respect to eligible dependents, whose qualifying event occurred in connection with) an Affected Employee whose last employment prior to the “qualifying event”, as such term is defined under COBRA, was associated with the purchased assets (the “Qualified Beneficiaries”), including providing the appropriate COBRA notices and making available any coverage required under COBRA with respect to such individuals. For the period of COBRA continuation coverage provided under the Sellers’ group health plan, Buyer will assist Sellers or Sellers’ group health plans with obtaining the last known address of such individuals as may be required to administer continuation coverage in accordance with COBRA and its regulations and to otherwise comply with applicable Laws. Any group health plan maintained by Buyer shall permit immediate participation by Transferred Employees as of the Transfer Date without any exclusions or limitations for preexisting conditions if permitted by the plan document or insurance contract governing Buyer’s group health plans. For the period of COBRA continuation coverage required to be provided under the Sellers’ group health plan, the Qualified Beneficiaries will remain responsible for payment of the amount of premiums that they would otherwise have been required to pay under the applicable group health plan if they were still employed by Sellers, plus any additional premium permitted under COBRA and imposed for the cost of continuation coverage for Qualified Beneficiaries under Sellers’ group health plans. Sellers shall not be obligated to pay or reimburse any health care claims incurred by Qualified Beneficiaries after the date on which COBRA continuation coverage ends.
     (e) Sellers’ Retirement and Savings Plans. All Transferred Employees who are participants in Sellers’ retirement plans shall retain their accrued benefits under the applicable Seller’s retirement plans as of the Transfer Date, and Sellers (or Sellers’ retirement plans) shall retain sole Liability for the payment of such benefits as and when such Transferred Employees become eligible therefor under the terms of such plans. Sellers shall cause the assets of each such Employee Plan attributable to the accrued benefits of Transferred Employees to equal or exceed the benefit Liabilities of such Employee Plan with respect to such Transferred Employees on a plan-termination basis as of the Transfer Date.
     (f) General Employee Provisions.
     (i) Sellers and Buyer or Buyer’s Affiliates shall give any notices required by applicable Laws and take whatever other actions with respect to the plans, programs and policies described in this §5 as may be necessary to carry out the arrangements described in this §5.
     (ii) Sellers shall provide Buyer and Buyer’s Affiliates with such plan documents, employee data or other information as may be reasonably required to carry out the arrangements described in this §5.
     (iii) Sellers shall provide Buyer’s Affiliate with completed I-9 forms of Sellers and attachments with respect to all Transferred Employees, except for such employees as the Seller Representative certifies in writing to Buyer’s Affiliate are exempt from such requirement.
     (iv) Sellers agree that Buyer and Buyer’s Affiliate shall not have any Liability, whether to Sellers, Affected Employees, former employees, their dependents, beneficiaries or to any other Person, with respect to any Employee Plan maintained by Sellers.

     (v) Sellers shall copy and transfer to Buyer’s Affiliates all books, records and personnel files relating to the Transferred Employees, including copies of drug tests and background checks, no later than 15 Business Days before the Transfer Date. Sellers and Buyer shall cooperate to obtain a release of records satisfactory to Sellers from each Transferred Employee.
§6. Post-Closing Covenants
     The Parties agree as follows with respect to the period following Closing:
     (a) General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the request is made pursuant to §2(f), or the requesting Party is entitled to indemnification under §7(a)).
     (b) Payment of Obligations Under Lehman Agreement. At Closing, Cerrito shall pay and discharge all amounts owed at Closing by Cerrito to Lehman Brothers, Inc. (“Lehman”) pursuant to that Letter Agreement, dated March 21, 2006 between Lehman and Cerrito.
     (c) Preferential Right to Purchase. From and after Closing, if Buyer desires to sell all or substantially all the Assets to any Person other than an Affiliate in a single transaction or a series of related transactions in which the Assets comprise more than 50% of the aggregate value of such transaction or transactions, then Buyer shall promptly give written notice to Sellers with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing, and able to purchase), the purchase price and all other terms of the offer. Sellers shall have an optional prior right, for a period of 60 days after notice is delivered, to purchase for the same consideration on the same terms and conditions the Asset or Assets Buyer proposes to sell.
     (d) Transition Services. In order to facilitate the full transition of operating activities and functions in the Assets following the Closing Date, for a period of 120 days commencing on the Closing Date, Sellers shall provide or cause to be provided to Buyer field operating and administrative support services of the same or substantially similar nature that Sellers or their Affiliates have provided with respect to the Gathering System (“Transition Services”). Sellers will continue to provide Transition Services following the last day of that 120-day period, on a month-to-month basis until Sellers provide written notice of their intent to terminate the Transition Services at the end of any month after the initial 120-day term, upon no less than 60 days prior written notice. Buyer may terminate any of the Transition Services at any time upon 30 days written notice to the Seller Representative. Sellers shall perform or cause to be performed the Transition Services in accordance with the Service Standard. Buyer, upon not less than ten days’ written Notice from Buyer to the Seller Representative, at any time and from time to time may, as of the date set forth in that notice (which may not precede the end of such ten-day period without Sellers’ approval), terminate any or all of the Transition Services. Buyer shall reimburse Sellers for the Direct Costs of the Transition Services provided in accordance with this §6(d) and with the Service Standard and billed as a Direct Cost. No later than the tenth

Business Day of each calendar month, beginning with the calendar month immediately following Closing, Sellers will submit an invoice to Buyer for the Direct Costs incurred during the prior calendar month which invoice shall include reasonable supporting documentation such as the nature and amount of Direct Costs and the Transition Services to which they are attributable. If the Closing Date is on a day other than the last day of a month, the invoice shall be only for those Transition Services provided from such date until the end of the month in which Closing took place. Buyer shall pay the undisputed portion of each invoice within 30 days after its receipt. Records shall be maintained by Sellers for a period of two years after the final invoice for Transition Services is paid by Buyer. Upon reasonable prior notice of not less than five Business Days, Buyer and its Representatives shall have the right to audit and inspect, at Buyer’s expense, records applicable to the Transition Services and invoices during normal business hours at LEG’s offices for a period of two years following the date an invoice is delivered to Buyer. Except as specifically provided in this Agreement, Sellers will not be liable to Buyer for any Adverse Consequences arising from their provision of the Transition Services under this Agreement. Sellers shall indemnify Buyer and its Affiliates from and against any and all Adverse Consequences arising out of or relating to any gross negligence, fraud, willful misconduct, or bad faith in their performance of the Transition Services.
     (e) Post-Closing Settlement of Income and Expenses Received or Paid. After Closing: (1) Buyer shall remit to the appropriate Seller any revenues or income received by Buyer which are attributable to the Assets prior to the Effective Time, including accounts receivable attributable to the sale and transportation of natural gas and natural gas condensate during periods prior to the Effective Time; (2) Sellers shall remit to Buyer any revenues or income that are attributable to the Assets after the Effective Time, including proceeds from the sale and transportation of natural gas and natural gas condensate for periods following the Effective Time; (3) Buyer shall pay to any Seller, after receipt of such Seller’s invoice, any accounts payable and expenses paid by such Seller and incurred in the Ordinary Course of Business or in response to an emergency which are attributable to ownership and operation of the Assets after the Effective Time; and (4) the appropriate Seller shall pay to Buyer, after receipt of Buyer’s invoice, any accounts payable or expenses paid by Buyer which are attributable to the ownership and operation of the Assets before the Effective Time.
     (f) Shelf Registration Rights.
     (i) Shelf Registration Rights. Buyer shall, at its cost, prepare and file with the Securities and Exchange Commission (the “Commission”), as promptly as practicable (but in no event more than 30 days after Closing), a registration statement on Form S-3 (or such other appropriate form) that covers all of the Enterprise Units that Cerrito received as part of the Final Purchase Price (and any Enterprise Units received as a result of any split, dividend distribution or similar transaction) (the “Registrable Securities”) to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). Buyer shall use its commercially reasonable efforts to have the Shelf Registration Statement declared effective within 180 days after Closing. After the Shelf Registration Statement is declared effective, Buyer shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein to be lawfully delivered by Cerrito or its Lawful Assigns, (each such Person, if included in the Shelf Registration

Statement shall be referred to herein as a “Registered Seller” and collectively the “Registered Sellers”) and shall prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus contained therein and to take any other action as may be necessary to keep such Shelf Registration Statement effective until the earlier of: (1) the date that all of the Registrable Securities have been sold; or (2) the date on which the remaining Registrable Securities are eligible for resale pursuant to Rule 144 under the Securities Act without restriction. Each Registered Seller shall notify Buyer at such time as such Registered Seller has sold or otherwise disposed of all of its Registrable Securities. Buyer agrees to amend or supplement the Shelf Registration Statement and the prospectus included therein to include as a selling shareholder any Lawful Assigns that notifies Buyer that it has received Registrable Securities prior to the expiration of this §6(f). Notwithstanding any other provisions of this Agreement to the contrary, Buyer shall cause the Shelf Registration Statement and the prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, (a) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (b) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that each Registered Seller shall be solely responsible for information regarding such Registered Seller as furnished to Buyer in writing specifically for use in the Shelf Registration Statement or any supplement or amendment thereto.
     (ii) Blackout Period for Shelf Registration Statement. If Buyer: (1) is in possession of material nonpublic information that it deems advisable not to disclose; (2) is engaged in active negotiations or planning for a merger or acquisition or disposition transaction; (3) determines that Form S-3 is not available; (4) determines that an amendment or supplement to the Shelf Registration Statement is necessary; or (5) determines that it would not be in the best interests of Buyer for the Registrable Securities to be sold because such sale would materially interfere with Buyer’s business or financing plans, Buyer may deliver written notice to the Registered Sellers to the effect that such Registered Sellers may not make offers or sales under the Shelf Registration Statement for a period not to exceed 60 days from the date of each such notice; provided, however, that the aggregate number of days Buyer may suspend the use of the Shelf Registration Statement hereunder shall not exceed 120 days during any 12-month period.
     (iii) Shelf Registration Notice. Each Registered Seller shall deliver a written notice to Buyer (the “Shelf Registration Notice”) that it intends to make offers or sales under the Shelf Registration Statement prior to any such offer or sale. Such Shelf Registration Notice shall include the number of Enterprise Units to be sold by such Registered Seller, and such Registered Seller’s address, facsimile and e-mail address, written notice to which shall constitute notice to such Registered Seller for the purposes of this §6. If Buyer determines that it is necessary to amend or supplement the prospectus, Buyer shall prepare and file or cause such amendment or supplement to be prepared and filed with the Commission as soon as possible, and in no event later than ten Business Days after receipt of the Shelf Registration Notice. In the event that an amendment or supplement is necessary and Buyer elects to exercise its right to blackout such Registered Seller’s sales pursuant to §6(f)(ii) above, any such delay shall count for purposes of the sixty (60) day limit described in §6(f)(ii) above. The Registered Sellers may not offer or sell any Registrable Securities under the Shelf Registration Statement until it has received from Buyer (i) confirmation that no amendment or supplement is needed or (ii) copies of the prospectus, as amended or supplemented as the case may be, and has received written notice from Buyer that the Shelf Registration Statement and any post-effective amendments have become effective.
     (iv) Expenses. Buyer shall bear all expenses incurred in connection with the registration under this §6(f) (excluding underwriter’s and broker’s discounts and commissions and fees relating to the Registrable Securities and legal fees of counsel for Sellers), including, all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and legal fees of counsel for Buyer.
     (v) Indemnification.
     (A) Buyer shall indemnify each Registered Seller and each Person controlling (as defined in Section 15 of the Securities Act) such Registered Seller and each of such controlling Person’s officers and directors, if any, and shall also indemnify each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages and Liabilities (or actions in respect thereof) arising out of or based on any of the following statements, omissions or violations (each, a “Violation”):
     (1) any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
     (2) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or
     (3) any violation by Buyer of any rule or regulation promulgated under the Securities Act applicable to Buyer and relating to action or inaction required of Buyer in connection with the registration.
Buyer shall reimburse each Registered Seller and each Person controlling such Registered Seller, and each of such controlling Person’s officers and directors, if any, each such underwriter, and each Person who controls such underwriter, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, Liability or action; provided, however, that Buyer shall not be liable in any such case to the Registered Sellers or any controlling Person to the extent that any such claim, loss, damage, Liability or expense arises out of or is based upon a Violation which occurs in reliance upon written information that a Registered Seller furnished to Buyer, where such information is specifically provided for use in the Shelf Registration Statement, including any preliminary prospectus or final prospectus contained therein or in any amendment or supplement thereto.
     (B) Each Registered Seller shall severally indemnify Buyer, each underwriter, if any, of Buyer’s securities covered by the Shelf Registration Statement, each Person who controls (as defined in Section 15 of the Securities Act) Buyer or such underwriter, and each of such controlling Person’s officers and directors, if any, against all claims, losses, damages and Liabilities (or actions in respect thereof) arising out of or based on any Violation, and shall reimburse Buyer and any such directors and officers, underwriters and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, Liability or action, in each case to the extent, but only to the extent, that such Violation is made in the Shelf Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, based upon and in conformity with written information that the applicable Registered Seller furnished to Buyer specifically for use therein; provided, however, that each Registered Seller’s obligations hereunder will be limited to an amount equal to the proceeds received by such Registered Seller in exchange for Registrable Securities sold pursuant to the prospectus which contained such untrue statement, omission or violation and shall relate solely to untrue statements, omissions and violations resulting from written information provided by such Registered Seller.
     (C) In connection with any indemnity pursuant to §6(f), each indemnified party shall give notice to the indemnifying party promptly after such indemnified party has knowledge of any claim as to which indemnity may be sought and shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not be unreasonably withheld). Any such assumption of the defense and control of a claim will constitute an acknowledgement and acceptance by the indemnifying party of its obligation to indemnify the indemnified party claim under this §6(f). The indemnified party may participate in such defense with counsel of its own choosing, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless: (1) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel; or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. The failure of any indemnified party to give notice as provided herein shall relieve the indemnifying party of its obligations under this §6(f) only if such failure is prejudicial to the ability of the indemnifying party to defend such action, and such failure shall in no event relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this §6(f). No indemnifying party, in the defense of any such claim or litigation, shall, except with the Consent of each indemnified party, Consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or proceeding.
     (g) Lock-up of Enterprise Units. Cerrito may not offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Sellers or any of their Affiliates), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 with respect to, any Registrable Securities, or publicly announce an intention to effect any such transaction, for a period of 90 days after the Closing Date (the “Lock-Up Period”); provided, however, that Cerrito may make any private transfer to a Lawful Assign during the Lock-up Period. After the expiration of the Lock-Up Period, Cerrito may not at any time sell in excess of 75,000 Registrable Securities in a single transaction, without Buyer’s prior written Consent, which Buyer will not unreasonably withhold. Cerrito shall give Buyer written notice of such proposed sale, transfer or assignment. Buyer shall have until 5:00 p.m. Central time on the second full Business Day after receipt of such notice to provide Cerrito with its written Consent or notice that it does not Consent to such sale or transfer. The failure of Buyer to respond in writing by 5:00 p.m. Central time on the second Business Day after receipt of notice shall be deemed to be Consent to such sale, transfer or assignment for purposes of this §6(g). Notwithstanding the above Lock-up Period, Cerrito shall have the right to sell, without the prior approval of Buyer, up to an aggregate of Fifteen Million Dollars ($15,000,000) of Registrable Securities after the expiration of the 30-day period immediately following the Closing Date (excluding any transfers to any Lawful Assigns, but including any subsequent resales by such Lawful Assigns); provided, however, that Cerrito may not exercise such right to sell during the 60 trading day period after the closing of an offering by Buyer of any Enterprise Units. Notwithstanding any other provision of this Agreement, any sale or transfer of Registrable Securities by Cerrito or any Lawful Assign (other than to Buyer) shall be made pursuant to the Shelf Registration Statement, once declared effective, or an exemption from registration under the Securities Act evidenced by an opinion of counsel confirming the availability of such exemption. A “Lawful Assign” means any Person: (1) to which Cerrito may transfer Registrable Securities in compliance with the registration requirements of the Securities Act or an exemption therefrom as evidenced by an opinion of counsel; and (2) such Person agrees in writing to be bound by the Lock-up provisions in §6(g) to the same extent as Cerrito and the provisions in this §6 applicable to Registered Sellers, but only in the event that (in the case of the Registered Sellers’ provisions) such Person will be a Registered Seller.
     (h) Financial Information. Within 90 days after Closing, Sellers will provide Buyer with the following financial information: (1) audited combined financial statements of the Assets consisting of balance sheets at December 31, 2005 and 2004 and income statements, cash flow statements and equity statements for each of the years ended December 31, 2005, 2004 and 2003; and (2) unaudited combined quarterly financial statements of the Assets consisting of balance sheets, income statements, cash flow statements and equity statements for each of the quarters ending March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March

31, 2006 and June 30, 2006. In addition, Sellers will provide Buyer a written summary of significant changes in earnings of the Assets for the following periods (a) fiscal year 2005 versus fiscal year 2004, (b) fiscal year 2004 versus fiscal year 2003, and (c) quarter-on-quarter variance analysis beginning with the quarter ended March 31, 2005 and extending through the quarter ended June 30, 2006. The audited financial statements referred to herein shall include such footnotes, financial schedules and other information as to be fully compliant with Regulation S-X of the U.S. Securities and Exchange Commission. The independent auditor selected to prepare the audited financial statements shall be mutually agreed to by Sellers and Buyer and shall be qualified to perform such work.
     (i) Customer and Other Business Relationships. For a period of six months after Closing, LEG and Sellers will use their reasonable commercial efforts, without incurring any out-of-pocket costs, to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to Closing and relating to the Gathering System, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Sellers will satisfy any Excluded Liabilities in a manner that is not detrimental to any of such relationships. Sellers shall refer to Buyer all inquiries relating to the Gathering System. No Seller nor any of its Related Persons will take any action that would tend to diminish the value of the Assets after Closing or that would interfere with the Gathering System after Closing, including disparaging the Buyer’s name or the Gathering System.
     (j) Certain Actions by Sellers. Promptly after Closing, Sellers shall undertake the actions described in §6(j) of the Disclosure Schedule. Upon Sellers’ full completion of the actions described in §6(j) of the Disclosure Schedule as determined by Buyer, Sellers will have no further Liability to Buyer with respect to those actions.
     (k) VOC Site Assessment. Within 120 days of Closing, Buyer shall complete an assessment of the VOC emissions of each site listed in §6(k) of the Disclosure Schedule, using accepted industry and environmental practices for purposes of quantifying potential emissions based on maximum design capacity of the facilities located on such sites. In the event Buyer determines that any site has the potential to emit 25 tons or more of VOCs per year, Buyer shall retain One Hundred Seventy Five Thousand Dollars ($175,000) of the VOC Holdback Amount for each such site and such amounts shall not be part of the Final Purchase Price. In the event Buyer determines that any site does not has the potential to emit 25 tons or more of VOCs per year, Buyer shall remit One Hundred Seventy Five Thousand Dollars ($175,000) of the VOC Holdback Amount to Sellers for each such site and such amounts shall become part of the Final Purchase Price.
     (l) Transfer of Interim Excluded Assets. Sellers shall transfer the Interim Excluded Assets, except for the radios described in §1(c) of the Disclosure Schedule, to ESTG or another Buyer Designee promptly after Buyer delivers written notice to the Seller Representative requesting such transfer. Buyer shall determine whether such radios are compatible with Buyer’s operation of the Gathering System. Sellers shall transfer to ESTG or another Buyer Designee up to 21 of such radios that Buyer determines are compatible with Buyer’s operation of the Gathering System.

     (m) Radio Tower and Shared Data Agreement. Promptly after Closing, the Parties shall cause their Affiliates to enter into a mutually acceptable agreement which allows: (1) Buyer and Affiliates to use the radio tower facilities described in §6(m) of the Disclosure Schedule; and (2) further provides that Cerrito and EGL shall provide, to Buyer’s gas control center, real time pressure, flow and compressor data and, to Buyer’s gas measurement department, daily measurement data including total volumes of gas, each with respect to the Gathering System and in electronic format acceptable to Buyer.
     (n) Joint Use of Easements and Surface Sites. Promptly after Closing, the Parties shall cause their Affiliates to enter into a mutually acceptable agreement providing for their joint use of certain easements and surface leases, as described in §6(n) of the Disclosure Schedule, for both the Gathering System and Sellers’ sour gas system, which is an Excluded Asset.
     (o) Joint Venture Agreement. Promptly after Closing, the Parties shall cause their Affiliates to enter into a mutually acceptable agreement regarding the formation of a joint venture to build certain gathering and compression assets in a mutually agreed area.
§7. Remedies for Breaches of This Agreement
     (a) Indemnification Provisions for Buyer’s Benefit. After Closing, subject to the Claims Period and the limitations in this §7, LEG and the Sellers shall jointly and severally indemnify the Buyer Indemnified Parties from and against any Buyer Adverse Consequences that arise from:
     (i) any Breach of any of the representations or warranties (disregarding any qualification exception contained in such representation or warranty relating to materiality, Material Adverse Effect or Material Adverse Change and disregarding any matter disclosed in §4(e)(i) of the Disclosure Schedule) of Sellers set forth in this Agreement or in any certificate furnished or to be furnished by Sellers in accordance with this Agreement;
     (ii) any Breach or default by any Seller of its covenants or agreements contained in this Agreement;
     (iii) any fraud, willful misconduct or bad faith of any Seller in connection with this Agreement, or any of the Contemplated Transactions;
     (iv) any Excluded Liabilities; and/or
     (v) any Excluded Assets.
     (b) Indemnification Provisions for Sellers’ Benefit. After Closing, subject to the Claims Period and the limitations in this §7, Buyer shall indemnify the Seller Indemnified Parties and LEG from and against any Adverse Consequences that arise from:
     (i) any Breach of any of the representations or warranties of Buyer set forth in this Agreement or the exhibits and schedules hereto, in the Disclosure Schedules, or in any certificate furnished or to be furnished by Buyer in accordance with this Agreement;

     (ii) any Breach or default by Buyer of its covenants or agreements contained in this Agreement (other than a Breach of Buyer’s covenants in §6(f), which is subject to the indemnity provisions in §6(f));
     (iii) any fraud, willful misconduct or bad faith of Buyer in connection with this Agreement or any of the Contemplated Transactions; and/or
     (iv) Buyer’s failure to perform, discharge or satisfy the Assumed Liabilities.
     (c) Liabilities Non-Recourse to Buyer’s General Partner. Buyer’s Liabilities under this Agreement and under the Transaction Documents to which it is a party are obligations of Buyer only, not the general partner of Buyer. Sellers and LEG agree to limit any claims it may have arising from or connected to this Agreement to Buyer and Buyer’s assets and each Seller waives and releases any related right it may have to pursue or proceed against the general partner of Buyer individually. Notwithstanding the preceding, Sellers may cause legal papers to be served upon any partner of Buyer to the extent necessary and for the sole purpose of obtaining jurisdiction over Buyer.
     (d) Claims Period. The Claims Periods under this Agreement will begin on the Closing Date and terminate as follows:
     (i) with respect to Buyer Adverse Consequences arising: (1) under: §7(a)(i) with respect to any Breach of any Indefinite Surviving Representations; or (2) with respect to the Surviving Indemnification Obligations, the Claims Period will continue indefinitely;
     (ii) with respect to Seller Adverse Consequences arising by virtue of Buyer’s Breach under: (1) §7(b)(i) with respect to §3(a) (Organization), §3(b) (Authorization of Transaction), or §3(c) (Non-contravention); or (2) §7(b)(ii), §7(b)(iii) or §7(b)(iv), the Claims Period will continue indefinitely, except as limited by Law (including any applicable statutes of limitation); and
     (iii) with respect to all other Buyer Adverse Consequences or Seller Adverse Consequences arising under this Agreement, the Claims Period will terminate on the date that is two years after the Closing Date.
Notwithstanding the preceding, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party has been properly notified of a Claim for Indemnification and that claim has not been finally resolved or disposed of at that date, that Claim for Indemnification will continue to survive and will remain a basis for indemnification under this Agreement until that claim is finally resolved or disposed of in accordance with the terms of this Agreement.
     (e) Buyer Basket; Indemnification. The Buyer Indemnified Parties may not make a Claim for Indemnification against Sellers or LEG unless and until the aggregate amount of those Buyer Adverse Consequences exceeds Five Hundred Thousand Dollars ($500,000) (that amount, the “Basket”), in which event the Buyer Indemnified Parties may claim indemnification for all Buyer Adverse Consequences back to the first dollar. Additionally, the Seller Indemnified

Parties will have no obligation to indemnify any Buyer Indemnified Party for Buyer Adverse Consequences or otherwise under this Agreement for any amount in excess of 10% of the Base Purchase Price (the “Indemnification Cap”). Notwithstanding the preceding, none of the Indefinite Surviving Representations or the Surviving Indemnification Obligations is subject to the Basket or the Indemnification Cap.
     (f) Determination of Adverse Consequences. All indemnification payments under this §7 shall be paid by the Indemnifying Party without regard to any Tax benefits, insurance coverage, or other indemnification rights that are available to the Indemnified Party, and shall be computed on a present value basis (using the Applicable Rate as the discount rate). All indemnification payments under this §7 shall be deemed adjustments to the Final Purchase Price.
     (g) Exclusive Remedy. THE PARTIES AND LEG ACKNOWLEDGE AND AGREE THAT, FROM AND AFTER THE CLOSING DATE, THE INDEMNIFICATION PROVISIONS IN THIS AGREEMENT ARE THEIR EXCLUSIVE REMEDIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES THAT NEITHER IT, NOR ANY SUCCESSOR OR ASSIGN, HAS ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE CONTEMPLATED TRANSACTIONS PROVIDED OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS §7: IN THE EVENT OF A FRAUDULENT OR WILLFUL BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT CONTAINED HEREIN BY A PARTY, ANY INDEMNIFIED PARTY WILL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY (INCLUDING FOR TORT) WITH RESPECT THERETO AND NOT SUBJECT TO ANY LIMITS CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT.
     (h) Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to Closing and the rights to indemnification in this Agreement will not be deemed waived or otherwise affected by any investigation made by a Party.
     (i) Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL ANY PARTY OR LEG BE LIABLE TO THE OTHER (OR ANY AFFILIATE OR RELATED PERSON) UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES OR LOSS OF PROFITS (OTHER THAN PAYMENT OF SUCH DAMAGES ARISING BY VIRTUE OF LIABILITY TO ANY THIRD PERSON OTHER THAN AN AFFILIATE OR RELATED PERSON HEREUNDER).
§8. Miscellaneous
     (a) No Third-Person Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (b) Disclosure Schedule.
     (i) The information in the Disclosure Schedule constitutes: (1) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement; or (2) descriptions or lists of Assets and Liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
     (ii) The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement except as expressly cross-referenced herein.
     (c) Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.
     (d) Succession and Assignment. This Agreement and the Transaction Documents shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates (including a Buyer Designee), this Agreement or any Transaction Document or all or any part of its rights or obligations under this Agreement or any Transaction Document. A reference to a Party to this Agreement or another agreement or document includes the Party’s successors and assigns.
     (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. Each Party giving or making any notice, request, demand, Consent or other communication (each, a “Notice”) pursuant to this Agreement shall give the Notice in writing and use one of the following methods of delivery each of which for purposes of this Agreement is a writing: (1) personal delivery; (2) registered or certified mail (in each case, return receipt requested and postage prepaid); (3) nationally recognized overnight courier (with all fees prepaid); or (4) facsimile. Any Party giving a Notice shall address the Notice to the appropriate person at the receiving Party at:

If to any Seller:

Lewis Energy Group, L.P.
c/o Tercero Navarro, Inc.
10101 Reunion Place, Suite 1000
San Antonio, Texas 78216
Attn. Rodney R. Lewis
Facsimile: 210.308.6930

With copies to:

Al Holcomb
10101 Reunion Place, Suite 1000
San Antonio, Texas 78216

Anthony Trevino, Jr.
Wilson, Trevino, Freed, Valls & Trevino, LLP
P.O. Box 420048
Laredo, Texas 78042-0048
Facsimile: 956.722.0647

If to Buyer:

Enterprise Products Partners L.P.
Attention: President
1100 Louisiana, Suite 4000
Houston, Texas 77002
Facsimile: 713.381.7870

with copies to:

Enterprise Products Partners L.P.
Attention: Legal Department
1100 Louisiana, Suite 4000
Houston, Texas 77002
Facsimile: 713.381.7870
Any Party may send any Notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such Notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which Notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties Notice in the manner set forth in this Agreement. Except as provided elsewhere in this Agreement, a Notice is effective only if the Party giving the Notice has complied with this §8(g) and the receiving Party has received the Notice. A Notice is deemed to have been received as follows:

     (i) if a Notice is delivered in person, or sent by registered or certified mail, or national recognized overnight courier, upon receipt as indicated by the date on the signed receipt;
     (ii) if a Notice is sent by facsimile, upon receipt by the Party giving or making the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; or
     (iii) if the receiving Party rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal or inability to deliver; and
     (iv) despite §8(g)(i) through §8(g)(iii), if any Notice is received after 5 p.m. on a Business Day where the recipient is located, or on a day that is not a Business Day where the recipient is located, then the Notice is deemed received at 9:00 a.m. on the next Business Day where the recipient is located.
     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
     (i) Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim, or controversy of any other Party. The arbitration shall be conducted in the English language in San Antonio, Texas, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this §8(i) shall be the exclusive means to resolve all Disputes and the arbitrator shall be empowered to grant specific performance or other equitable remedies to a Party.
     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or Breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (k) Seller Representative. By signing this Agreement, Sellers hereby irrevocably constitute and appoint Rodney R. Lewis as the true and lawful agent and attorney-in-fact (the “Seller Representative”) with full powers of substitution to act in the name, place and stead of Sellers with respect to the performance on behalf of Sellers under this Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the

Seller Representative deems necessary or appropriate in connection with any of the Contemplated Transactions, including to: (1) accept and give Notices under this Agreement on behalf of any or all of the Sellers; (2) Consent to any modification or amendment of this Agreement; and (3) give any waiver or Consent under this Agreement. Sellers Representative does hereby accept such appointment. Buyer shall be entitled to rely exclusively upon such Notices, Consents, amendments, modifications and other acts of the Seller Representative as being the binding acts of the Sellers or any of them, and Buyer shall be entitled to deliver any Notices, payments or other items required to be delivered by it to any Seller under this Agreement only to the Seller Representative, and any such delivery will be fully effective as if it were made directly to any relevant Seller.
     (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (m) Expenses. Except as otherwise provided in this §8(m), each of Buyer, on the one hand, and Sellers, on the other hand, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, Sellers, on the one hand, and Buyer, on the other hand, shall each pay their respective filing fees under the HSR Act, and all ad valorem Taxes for the year 2006 shall be prorated as of the Effective Time between Buyer and Sellers.
     (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section, or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.
     (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

     (p) Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     (q) 1031 Treatment. Sellers may have elected prior to Closing, that Buyer direct all or a portion of the Estimated Purchase Price be delivered to a “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k)-(g)(4)) to enable the applicable Sellers’ deemed relinquishment of the Assets) to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Sellers have so elected, Buyer shall cooperate with Sellers (but without being required to incur any out-of-pocket costs in the course thereof) in connection with their efforts to effect such like-kind exchange, which cooperation shall include, taking such actions as the applicable Seller requests in order to enable such Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions required to facilitate the use of a “qualified intermediary”). Additionally, consistent with Treasury Regulation §1.1031(k)-1(g)(4)(v), Buyer agrees that the applicable Seller may assign all or part of its rights under this Agreement to a Person acting as a qualified intermediary to qualify the transfer of the Assets and agrees to notify Buyer in writing of the assignment on or before the Closing Date. Buyer and Sellers agree to use reasonable commercial efforts to coordinate the Contemplated Transactions with any other transactions engaged in by either Buyer or Sellers. The Parties agree that the amount of cash deposited with a qualified intermediary that is allocated to any particular Asset designated by Sellers as a ‘relinquished property’ shall not exceed 45% of the fair market value of such Asset, as determined by the allocation of Final Purchase Price described in §2(g). Any excess cash remaining in a qualified intermediary account after Sellers have allocated such cash among all of the Assets they wish to treat as part of a like-kind exchange will be released to Sellers and allocated among all of the other purchased Assets.
[The signatures are on the next page.]

     The Parties are signing this Agreement on June 12, 2006.

LEG:	LEWIS ENERGY GROUP, L.P.

By: Tercero Navarro, Inc., general partner

	By:	/s/ Rodney R. Lewis

Rodney R. Lewis
President

CERRITO:	CERRITO GATHERING COMPANY, LTD.

By: Tercero Navarro, Inc., general partner

	By:	/s/ Rodney R. Lewis

Rodney R. Lewis
President

CGM:	CERRITO GAS MARKETING, LTD.

By: Tercero Navarro, Inc., general partner

	By:	/s/ Rodney R. Lewis

Rodney R. Lewis
President

EGL:	ENCINAL GATHERING, LTD.

By: Tercero Navarro, Inc., general partner

	By:	/s/ Rodney R. Lewis

Rodney R. Lewis
President

BUYER:	ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, general partner

	By:	/s/ James H. Lytal

James H. Lytal
Executive Vice President
[ Signatures page to Cerrito purchase agreement dated July 12, 2006.]